UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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☐ Preliminary Proxy Statement
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☒ Definitive Proxy Statement
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☐ Soliciting Material Under Rule 14a-12

Altria Group, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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(4)	Date Filed: April 8, 2011

ALTRIA GROUP, INC.

MICHAEL E. SZYMANCZYK	6601 WEST BROAD STREET
CHAIRMAN OF THE BOARD	RICHMOND, VIRGINIA 23230

April 8, 2011

Dear Fellow Shareholder:

It is my pleasure to invite you to join us at the 2011 Annual Meeting of Shareholders of Altria Group, Inc. to be held on Thursday, May 19, 2011 at 9:00 a.m., at the Greater Richmond Convention Center, 403 North 3rd Street, Richmond, Virginia 23219.

At this year’s meeting, we will vote on the election of nine directors, the ratification of PricewaterhouseCoopers LLP’s selection as the Company’s independent registered public accounting firm and, if properly presented, one shareholder proposal. We will also conduct non-binding advisory votes on both the compensation of the Company’s named executive officers and the frequency of future advisory votes on the compensation of the Company’s named executive officers. In addition, there will be a report on the Company’s business and shareholders will have an opportunity to ask questions.

You may bring only one immediate family member who is 21 years of age or older as a guest. To attend the meeting, you must present an admission ticket and government-issued photographic identification. Please note that you must submit a request for an admission ticket. To request an admission ticket, please follow the instructions set forth on page 3 in response to question 6.

The meeting facilities will open at 7:30 a.m. We suggest you arrive early to facilitate your registration and security clearance. Those needing special assistance at the meeting are requested to write to the Company’s Corporate Secretary at 6601 West Broad Street, Richmond, Virginia 23230. For your comfort and security, you will not be permitted to bring any packages, briefcases, large pocketbooks or bags into the meeting. Also, cellular and digital phones, audio tape recorders, video and still cameras, pagers, laptops and other portable electronic devices as well as pets will not be permitted into the meeting. We thank you in advance for your patience and cooperation with these rules.

Attached you will find a Notice of Meeting and Proxy Statement that contains additional information about the meeting, including the methods that you can use to vote your proxy, such as the telephone or Internet. We are pleased to be using the U.S. Securities and Exchange Commission rule that allows companies to furnish proxy materials to their shareholders primarily over the Internet. We believe this process expedites shareholders’ receipt of proxy materials, lowers the costs of our annual meeting and helps conserve natural resources. Accordingly, we are mailing to many of our shareholders a Notice of Internet Availability of Proxy Materials, rather than a paper copy of the Proxy Statement and our 2010 Annual Report to Shareholders. The Notice contains instructions on how to access the proxy materials, vote online and instructions on how shareholders can receive a paper copy of our proxy materials if they wish to do so.

Your vote is important. I encourage you to sign and return your proxy card, or use telephone or Internet voting prior to the meeting, so that your shares of common stock will be represented and voted at the meeting even if you cannot attend.

Sincerely,

For further information about the Annual Meeting,

please call 1-804-484-8838

ALTRIA GROUP, INC.

6601 West Broad Street

Richmond, VA 23230

NOTICE OF 2011 ANNUAL MEETING OF

SHAREHOLDERS OF ALTRIA GROUP, INC.

TIME:	9:00 a.m. on Thursday, May 19, 2011

PLACE:	The Greater Richmond Convention Center 403 North 3rd Street Richmond, Virginia

ITEMS OF BUSINESS:	1) To elect nine directors.

2) To ratify the selection of PricewaterhouseCoopers LLP as independent registered public accounting firm for the Company for the fiscal year ending December 31, 2011.

3) To hold an advisory (non-binding) vote on the compensation of the Company’s named executive officers.

4) To hold an advisory (non-binding) vote as to whether future advisory votes on the compensation of the Company’s named executive officers should occur every one, two or three years.

5) To vote on one shareholder proposal, if properly presented at the meeting.

6) To transact other business properly coming before the meeting.

WHO CAN VOTE:	Shareholders of record on March 28, 2011.

2010 ANNUAL REPORT:	A copy of our 2010 Annual Report is enclosed.

DATE OF MAILING:	This Notice and the Proxy Statement are first being mailed to shareholders on or about April 8, 2011.

W. Hildebrandt Surgner, Jr. Corporate Secretary

April 8, 2011

WE URGE EACH SHAREHOLDER TO PROMPTLY SIGN AND RETURN THE ENCLOSED PROXY CARD OR TO USE TELEPHONE OR INTERNET VOTING. SEE OUR QUESTION AND ANSWER SECTION FOR INFORMATION ABOUT VOTING BY TELEPHONE OR INTERNET, HOW TO REVOKE A PROXY, AND HOW TO VOTE YOUR SHARES OF COMMON STOCK IN PERSON.

PLEASE NOTE THAT YOU MUST SUBMIT A REQUEST FOR AN ADMISSION TICKET. TO OBTAIN AN ADMISSION TICKET, PLEASE FOLLOW THE INSTRUCTIONS SET FORTH ON PAGE 3 IN RESPONSE TO QUESTION 6.

Important Notice Regarding the Availability of Proxy Materials

For the Shareholder Meeting to be Held on May 19, 2011

The Company’s Proxy Statement and 2010 Annual Report to Shareholders are available at

http://www.altria.com/proxy

ALTRIA GROUP, INC.

6601 WEST BROAD STREET

RICHMOND, VIRGINIA 23230

April 8, 2011

PROXY STATEMENT

FOR ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 19, 2011

Our Board of Directors is furnishing you with this Proxy Statement to solicit proxies on its behalf to be voted at the 2011 Annual Meeting of Shareholders of Altria Group, Inc. (the “Company”) at 9:00 a.m., at the Greater Richmond Convention Center, 403 North 3rd Street, Richmond, Virginia. The proxies also may be voted at any adjournments or postponements of the meeting.

We are first sending the proxy materials to shareholders on or about April 8, 2011.

All properly executed written proxies, and all properly completed proxies submitted by telephone or by the Internet, that are delivered pursuant to this solicitation will be voted at the meeting in accordance with the directions given in the proxy, unless the proxy is revoked before the meeting.

Only holders of record of shares of common stock at the close of business on March 28, 2011 (the “record date”) are entitled to notice of and to vote at the meeting, or at adjournments or postponements of the meeting. Each shareholder of record on the record date is entitled to one vote for each share of common stock held. On March 28, 2011, there were 2,093,299,795 shares of common stock outstanding.

QUESTIONS AND ANSWERS ABOUT

THE MEETING AND VOTING

1.    WHAT ITEMS WILL BE VOTED ON AT THE 2011 ANNUAL MEETING?

Shareholders will vote on five items at the 2011 Annual Meeting:

(a)    The election to the Board of the nine nominees named in this Proxy Statement.

(b)    The ratification of the selection of PricewaterhouseCoopers LLP as independent registered public accounting firm for the Company for the fiscal year ending December 31, 2011.

(c)    An advisory vote on the compensation of the Company’s named executive officers.

(d)    An advisory vote as to whether future advisory votes on the compensation of the Company’s named executive officers should occur every one, two or three years.

(e)    To vote on one shareholder proposal, if properly presented, concerning the manufacture and sale of tobacco products with characterizing flavors.

2.    WHAT ARE THE BOARD’S VOTING RECOMMENDATIONS?

The Board recommends that you vote your shares:

(a)    “FOR” each of the nine nominees to the Board named in this Proxy Statement.

(b)    “FOR” the ratification of the selection of PricewaterhouseCoopers LLP as independent registered public accounting firm for the Company for the fiscal year ending December 31, 2011.

(c)    “FOR” the advisory vote on the compensation of the Company’s named executive officers.

(d)    The Board is not making a recommendation as to the frequency of future advisory votes on the compensation of the Company’s named executive officers.

(e)    “AGAINST” the shareholder proposal concerning the manufacture and sale of tobacco products with characterizing flavors.

3.    WHAT IS A PROXY?

It is your legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. Michael E. Szymanczyk and Denise F. Keane have been designated as proxies for the 2011 Annual Meeting of Shareholders.

4.    WHAT IS THE RECORD DATE AND WHAT DOES IT MEAN?

The record date for the 2011 Annual Meeting of Shareholders is March 28, 2011. The record date is established by the Board of Directors as required by Virginia law. Shareholders of record (registered shareholders and street name holders) at the close of business on the record date are entitled to:

(a)    receive notice of the meeting; and

(b)    vote at the meeting and any adjournments or postponements of the meeting.

5.    WHAT IS THE DIFFERENCE BETWEEN A REGISTERED SHAREHOLDER AND A SHAREHOLDER WHO HOLDS STOCK IN STREET NAME?

If your shares of stock are registered in your name on the books and records of our transfer agent, you are a registered shareholder.

If your shares of stock are held for you in the name of your broker or bank, your shares are held in street name. The answer to Question 19 describes brokers’ discretionary voting authority and when your bank or broker is permitted to vote your shares of stock without instructions from you.

It is important that you vote your shares if you are a registered shareholder and, if you hold shares in street name, that you provide appropriate voting instructions to your broker or bank as discussed in the answer to Question 19.

6.    HOW DO I OBTAIN ADMISSION TO THE MEETING?

To obtain admission to the meeting, you must request an admission ticket. You may bring only one immediate family member as a guest. As we will be discussing our tobacco products at the meeting, all immediate family member guests must be over 21 years of age. In addition, all meeting attendees must present government-issued photographic identification at the meeting. Please submit your request for an admission ticket by Friday, May 6, 2011, by mailing or faxing a request to the Company’s Corporate Secretary at 6601 West Broad Street, Richmond, Virginia 23230, facsimile: 1-800-352-6172 (from within the United States) or 1-914-272-0985 (from outside the United States). Please include the following information:

-	your name and mailing address;
-	whether you need special assistance at the meeting;
-	the name and age of your immediate family member, if one will accompany you; and
-	if your shares are held for you in the name of your broker or bank, evidence of your stock ownership (such as a letter from your broker or bank or a photocopy of a current brokerage or other account statement) as of March 28, 2011.

7.    WHAT ARE THE DIFFERENT METHODS THAT I CAN USE TO VOTE MY SHARES OF COMMON STOCK?

(a)    By Telephone and Internet Proxy:    All registered shareholders of record can vote their shares of common stock by touchtone telephone from the United States and Canada, using the toll-free telephone number on the proxy card, or by the Internet, using the procedures and instructions described on the proxy card and other enclosures. Street name holders of record may vote by telephone or the Internet if their banks or brokers make those methods available. If that is the case, each bank or broker will enclose instructions with the Proxy Statement. The telephone and Internet voting procedures, including the use of control numbers, are designed to authenticate shareholders’ identities, to allow shareholders to vote their shares, and to confirm that their instructions have been properly recorded.

(b)    In Writing:    All shareholders of record also can vote by mailing their completed and signed proxy card (in the case of registered shareholders) or their completed and signed voting instruction form (in the case of street name holders).

(c)    In Person:    All shareholders of record may vote in person at the meeting unless they are street name holders without a legal proxy.

8.    HOW CAN I REVOKE A PROXY?

You can revoke a proxy prior to the completion of voting at the meeting by:

(a)    giving written notice to the Corporate Secretary of the Company;

(b)    delivering a later-dated proxy; or

(c)    voting in person at the meeting.

9.    ARE VOTES CONFIDENTIAL? WHO COUNTS THE VOTES?

We will continue our long-standing practice of holding the votes of each shareholder in confidence from directors, officers and employees except: (a) as necessary to meet applicable legal requirements and to assert or defend claims for or against the Company, (b) in case of a contested proxy solicitation, (c) if a shareholder makes a written comment on the proxy card or otherwise communicates his or her vote to management, or (d) to allow the independent inspectors of election to certify the results of the vote. We will also continue, as we have for many years, to retain an independent tabulator to receive and tabulate the proxies and independent inspectors of election to certify the results.

10.    WHAT ARE THE VOTING CHOICES WHEN VOTING ON DIRECTOR NOMINEES, AND WHAT VOTE IS NEEDED TO ELECT DIRECTORS?

When voting on the election of director nominees to serve until the 2012 Annual Meeting of Shareholders, shareholders may:

(a)    vote in favor of a nominee;

(b)    vote against a nominee; or

(c)    abstain from voting on a nominee.

Directors will be elected by a majority of the votes cast. A majority of the votes cast means that a number of votes “FOR” a director nominee must exceed the number of votes “AGAINST” that nominee. Any director who receives a greater number of votes “AGAINST” his or her election than votes “FOR” such election shall offer to tender his or her resignation to the Board. The Nominating, Corporate Governance and Social Responsibility Committee shall consider the offer and recommend to the Board whether to accept or reject the offer. The full Board will consider all factors it deems relevant to the best interests of the Company, make a determination and publicly disclose its decision and rationale within 90 days after confirmation of the election results.

The Board recommends a vote “FOR” all of the nominees.

11.    WHAT ARE THE VOTING CHOICES WHEN VOTING ON THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP, AND WHAT VOTE IS NEEDED TO RATIFY THEIR SELECTION?

When voting on the ratification of the selection of PricewaterhouseCoopers LLP as independent registered public accounting firm for the Company, shareholders may:

(a)    vote in favor of the ratification;

(b)    vote against the ratification; or

(c)    abstain from voting.

The selection of the independent registered public accounting firm will be ratified if the votes cast “FOR” exceed the votes cast “AGAINST.”

The Board recommends a vote “FOR” this proposal.

12.    WHAT ARE THE VOTING CHOICES WHEN CASTING THE ADVISORY VOTE ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AND WHAT IS THE EFFECT OF THE VOTE?

When voting on the compensation of the Company’s named executive officers, shareholders may:

(a)    vote in favor of the compensation of the Company’s named executive officers;

(b)    vote against the compensation of the Company’s named executive officers; or

(c)    abstain from voting.

The advisory vote on the compensation of the Company’s named executive officers will be approved if the votes cast “FOR” exceed the votes cast “AGAINST.” This vote is not binding upon the Company, the Board or the Compensation Committee. Nevertheless, the Compensation Committee values the opinions expressed by shareholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.

The Board recommends a vote “FOR” this proposal.

13.    WHAT ARE THE VOTING CHOICES WHEN CASTING THE ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS?

When voting on the frequency of the future advisory votes on the compensation of the Company’s named executive officers, shareholders may vote for:

(a)    a vote every year;

(b)    a vote every two years;

(c)    a vote every three years; or

(d)    abstain from voting.

If none of the frequency options (one year, two years or three years) receives a majority of votes cast, the option receiving the greatest number of votes will be considered the frequency recommended by shareholders. This vote is not binding upon the Company, the Board or the Compensation Committee. Nevertheless, the Compensation Committee values the opinions expressed by shareholders in their vote on this proposal and will consider the outcome of the vote when determining the frequency of the future advisory votes by shareholders on the compensation of the Company’s named executive officers.

The Board is not making a recommendation as to the frequency of future advisory votes on the compensation of the Company’s named executive officers.

14.    WHAT ARE THE VOTING CHOICES WHEN VOTING ON A PROPERLY PRESENTED SHAREHOLDER PROPOSAL AT THE MEETING AND WHAT VOTE IS NEEDED TO APPROVE THE SHAREHOLDER PROPOSAL?

A vote will be held on the shareholder proposal if it is properly presented at the meeting. When voting on the shareholder proposal, shareholders may:

(a)    vote in favor of the proposal;

(b)    vote against the proposal; or

(c)    abstain from voting.

The shareholder proposal will be approved if the votes cast “FOR” the proposal exceed the votes cast “AGAINST.”

The Board recommends a vote “AGAINST” the shareholder proposal.

15.    WHAT IF A SHAREHOLDER DOES NOT SPECIFY A CHOICE FOR A MATTER WHEN RETURNING A PROXY?

Shareholders should specify their choice for each matter on the enclosed proxy. If no specific choice is made, proxies that are signed and returned will be voted FOR the election of all director nominees, FOR the proposal to ratify the selection of PricewaterhouseCoopers LLP, FOR the compensation of the Company’s named executive officers and AGAINST the shareholder proposal. Where no specific choice is made on the advisory vote on the frequency of future advisory votes on the compensation of the Company’s named executive officers, such proxies will abstain from voting on this matter.

16.    WHO IS ENTITLED TO VOTE?

You may vote if you owned stock as of the close of business on March 28, 2011. Each share of common stock is entitled to one vote. As of March 28, 2011, we had 2,093,299,795 shares of common stock outstanding.

17.    HOW DO I VOTE IF I PARTICIPATE IN THE DIVIDEND REINVESTMENT PLAN?

The proxy card you have received includes your dividend reinvestment plan shares. You may vote your shares through the Internet, by telephone or by mail, all as described on the enclosed proxy card.

18.    WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE PROXY CARD?

It means that you have multiple accounts with brokers and/or our transfer agent. Please vote all of these shares. We recommend that you contact your broker and/or our transfer agent to consolidate as many accounts as possible under the same name and address. Our transfer agent is Computershare Trust Company, N.A., P.O. Box 43078, Providence, RI 02940-3078 or you can reach Computershare at 1-800-442-0077 (from within the United States or Canada) or 1-781-575-3572 (from outside the United States or Canada).

19.    WILL MY SHARES BE VOTED IF I DO NOT PROVIDE MY PROXY?

If you are the registered shareholder, your shares will not be voted if you do not provide your proxy unless you vote in person at the meeting. It is therefore important that you vote your shares. If your shares are held in street name (see Question 5), your shares may be voted by your brokerage firm when you do not provide your proxy, but only under certain circumstances as described in the following paragraphs of this Question 19.

Under the New York Stock Exchange rules, shares held in the name of your brokerage firm may be voted by your brokerage firm on certain “routine” matters even if you do not provide the brokerage firm with voting instructions. The ratification of the selection of PricewaterhouseCoopers LLP as independent registered public accounting firm of the Company is considered a “routine” matter for which brokerage firms may vote uninstructed shares.

The other proposals to be voted on at our meeting, specifically the election of director nominees, the advisory votes on the compensation of the Company’s named executive officers and the frequency of future advisory votes on the compensation of the Company’s named executive officers, and the shareholder proposal, are not considered “routine” under New York Stock Exchange rules. When a proposal is not a “routine” matter and the brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the brokerage firm cannot vote the shares on that proposal. This is called a “broker non-vote.” It is important therefore that you provide instructions to your brokerage firm with respect to your vote on these non-routine matters.

20.    ARE ABSTENTIONS AND BROKER NON-VOTES COUNTED?

Abstentions and broker non-votes will not be included in vote totals and will not affect the outcome of the vote at the 2011 Annual Meeting of Shareholders.

21.    MAY SHAREHOLDERS ASK QUESTIONS AT THE MEETING?

Yes. The Chairman will answer shareholders’ questions of general interest during the limited question and answer period of the meeting. In order to provide an opportunity for everyone who wishes to ask a question, shareholders will be limited to two (2) minutes. Shareholders may ask a question a second time only after all others have had their turn and only if time allows. When speaking, shareholders must direct questions to the Chairman and confine their questions to matters that relate directly to the business of the meeting.

22.    HOW MANY VOTES MUST BE PRESENT TO HOLD THE MEETING?

Your shares are counted as present at the meeting if you attend the meeting and vote in person or if you properly return a proxy by Internet, telephone or mail. In order for us to conduct our meeting, a majority of our outstanding shares of common stock as of March 28, 2011, must be present in person or by proxy at the meeting. This is referred to as a quorum. Abstentions and shares of record held by a broker or its nominee (“Broker Shares”) that are voted on any matter are included in determining the number of votes present. Broker Shares that are not voted on any matter will not be included in determining whether a quorum is present.

BOARD OF DIRECTORS

Board of Directors

The primary responsibility of the Board of Directors (the “Board”) is to foster the long-term success of the Company. The Board has responsibility for establishing broad corporate policies, setting strategic direction, and overseeing management, which is responsible for the day-to-day operations of the Company. In fulfilling this role, each director must exercise his or her good faith business judgment of the best interests of the Company.

The Board holds regular meetings typically during the months of January, February, May, August, October and December, and special meetings are held when necessary. The organizational meeting follows the Annual Meeting of Shareholders. One of the meetings is primarily devoted to reviewing the Company’s strategic plan. The Board held six meetings in 2010. The Board meets in executive session at every Board meeting. Directors are expected to attend Board meetings, the Annual Meeting of Shareholders and meetings of the Committees on which they serve, with the understanding that on occasion a director may be unable to attend a meeting. During 2010, all nominees for director attended at least 75% of the aggregate number of meetings of the Board and all Committees on which they served. In addition, all directors attended the 2010 Annual Meeting of Shareholders. Mr. Casteen joined the Board in February 2010.

The Board has adopted Corporate Governance Guidelines. In addition, the Board has adopted a Code of Business Conduct and Ethics that applies to the members of the Company’s Board. The Board has also adopted a policy with regard to reviewing certain transactions in which the Company is a participant and an officer, director or nominee for director has had or may have a direct or indirect material interest. All of these documents are available on the Company’s website at www.altria.com/governance. The Company has also adopted the Altria Code of Conduct, which applies to all of its employees, including its principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions. The Altria Code of Conduct is available on the Company’s website at www.altria.com/codeofconduct.

Information on the Company’s website is not, and shall not be deemed to be, a part of this Proxy Statement or incorporated into any other filings the Company makes with the U. S. Securities and Exchange Commission (“SEC”).

Board Leadership Structure

The Board believes that it is important to retain its flexibility to allocate the responsibilities of the positions of the Chairman of the Board (the “Chairman”) and Chief Executive Officer in the way that it believes is in the best interests of the Company. After due consideration by the Nominating, Corporate Governance and Social Responsibility Committee and the Board, the Board has concluded that combining the roles of Chairman and Chief Executive Officer is in the best interests of the Company. The Company’s Mission is to own and develop financially disciplined businesses that are leaders in responsibly providing adult tobacco and wine consumers with superior branded products. The Board believes that the combination of the roles of Chairman and Chief Executive Officer promotes the Board’s and executive management’s pursuit of the Company’s Mission by allowing the senior-most executive with accountability for the Company’s day-to-day operations, who also possesses significant business and industry knowledge, to set Board meeting agendas (in consultation with the Presiding Director) and to lead the related discussions. The Board considers this structure to be particularly appropriate for the Company given the unique challenges that the Company has faced and continues to face in light of the lines of business of its subsidiaries, particularly domestic tobacco.

The Board does not believe that separating these roles would enhance either the independence of the Board or its effectiveness in discharging its responsibilities. The Board’s strict adherence to sound corporate governance practices, as reflected in the Company’s Corporate Governance Guidelines, has promoted, and continues to promote, the effective and independent exercise of Board leadership for the Company and its shareholders. Non-management directors convene at each Board meeting in executive session. Moreover, the non-management directors annually elect one independent director to be the Presiding Director. Mr. Robert E. R. Huntley, who has announced his intention to retire from Board service upon completion of his current term, has served as Presiding Director since 2003 and will continue to do so until his retirement becomes effective.

The Presiding Director presides over executive sessions of the non-management directors and at all meetings at which the Chairman is not present; calls meetings of the non-management directors as he or she deems necessary; serves as a liaison between the Chairman and the non-management directors; approves agendas and schedules for Board meetings; advises the Chairman of the Board’s informational needs and approves information sent to the Board; together with the Chair of the Compensation Committee, communicates goals and objectives to the Chairman and Chief Executive Officer and the results of the evaluation of his performance; and is available for consultation and communication if requested by major shareholders. The Presiding Director is invited to attend all meetings of Committees of the Board of which he or she is not a member.

Communications with the Board

Shareholders and other interested parties who wish to communicate with the Board may do so by writing to the Presiding Director, Board of Directors of Altria Group, Inc., 6601 West Broad Street, Richmond, Virginia 23230. The non-management directors have established procedures for the handling of communications from shareholders and other interested parties and directed the Corporate Secretary to act as their agent in processing any communications received. Communications that relate to matters that are within the scope of the responsibilities of the Board and its Committees are to be forwarded to the Presiding Director. Communications that relate to matters that are within the responsibility of one of the Board Committees are also to be forwarded to the Chair of the appropriate Committee. Communications that relate to ordinary business matters that are not within the scope of the Board’s responsibilities, such as customer complaints, are to be sent to the appropriate subsidiary. Solicitations, junk mail and obviously frivolous or inappropriate communications are not to be forwarded, but will be made available to any non-management director who wishes to review them.

Committees of the Board

The Board has established various separately-designated standing committees of the Board (the “Committees”) to assist it with the performance of its responsibilities. These Committees and their members are listed below. The Board designates the members of these Committees and the Committee Chairs annually at its organizational meeting following the Annual Meeting of Shareholders, based on the recommendations of the Nominating, Corporate Governance and Social Responsibility Committee. The Chair of each Committee develops the agenda for that Committee and determines the frequency and length of Committee meetings. The Board has adopted written charters for each of these Committees. These charters are available on the Company’s website at www.altria.com/governance.

The Audit Committee consists entirely of non-management directors all of whom the Board has determined are independent within the meaning of the listing standards of the New York Stock Exchange and Rule 10A-3 of the Securities Exchange Act of 1934, as amended. Its responsibilities are set forth in the Audit Committee Charter. The Committee was established pursuant to Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. The Committee’s responsibility is to assist the Board in its oversight of (i) the Company’s financial statements and financial reporting processes and systems of internal control, (ii) the qualifications, independence and performance of the Company’s independent registered public accounting firm, (iii) the internal audit function and (iv) the Company’s compliance with legal and regulatory requirements. The Committee is also responsible for preparing the Audit Committee Report that the rules of the SEC require the Company to include in its proxy statement. The Committee met seven times in 2010. The current members of the Committee are: George Muñoz (Chair); John T. Casteen III; Thomas F. Farrell II; and Thomas W. Jones. See pages 69 to 70 for further matters related to the Audit Committee, including its Report for the year ended 2010.

The Board has determined that all members of the Audit Committee are financially literate and that George Muñoz and at least one other member of the Committee are “audit committee financial experts” within the meaning set forth in the regulations of the SEC. No member of the Audit Committee received any payments in 2010 from Altria Group, Inc. or its subsidiaries other than compensation received as a director of Altria Group, Inc.

The Compensation Committee consists entirely of non-management directors all of whom the Board has determined are independent within the meaning of the listing standards of the New York Stock Exchange; are non-employee directors for the purposes of Rule 16b-3 of the Securities Exchange Act of 1934; and satisfy the requirements of Section 162(m) of the Internal Revenue Code. Its responsibilities are set forth in the Compensation Committee Charter. The Committee discharges the Board’s responsibilities relating to executive compensation (including the compensation of the Chief Executive Officer), produces an annual Compensation Committee report to be included in the Company’s proxy statement and reviews the succession plans for the chief executive officer and other senior executives. In addition, the Committee reviews and makes recommendations regarding compensation disclosures to be provided in the Company’s SEC filings, including the “Compensation Discussion and Analysis” and narrative descriptions in the Committee’s disclosure of its procedures in determining executive compensation. This Committee met five times in 2010. The current members of the Committee are: Thomas F. Farrell II (Chair); Elizabeth E. Bailey; Gerald L. Baliles; Robert E. R. Huntley; and Thomas W. Jones. See pages 27 through 29 for further matters related to the Compensation Committee, including a discussion of its procedures and its report on the Compensation Discussion and Analysis appearing on pages 30 through 68.

The Executive Committee has the responsibilities set forth in the Executive Committee Charter, and meets as the Chairman concludes is necessary. The Committee has authority to act for the Board during intervals between Board meetings to the extent permitted by law. This Committee did not meet in 2010. The current members of the Committee are: Michael E. Szymanczyk (Chair); Gerald L. Baliles; Thomas F. Farrell II; Robert E. R. Huntley; Thomas W. Jones; George Muñoz; and Nabil Y. Sakkab.

The Finance Committee has the responsibilities set forth in the Finance Committee Charter. The Committee monitors the Company’s financial condition, oversees the sources and uses of cash flow and the investment of certain employee benefit plan assets and advises the Board with respect to financing needs, dividend policy, share repurchase programs and other financial matters. This Committee met four times in 2010. The current members of the Committee are: Thomas W. Jones (Chair); Elizabeth E. Bailey; Dinyar S. Devitre; Robert E. R. Huntley; George Muñoz; and Nabil Y. Sakkab.

The Innovation Committee has the responsibilities set forth in the Innovation Committee Charter. The Committee assists the Board in its oversight of the strategic goals and objectives of the Company’s research, development and engineering programs and technological and other innovation initiatives. This Committee met four times in 2010. The current members of the Committee are: Nabil Y. Sakkab (Chair); Gerald L. Baliles; John T. Casteen III; Dinyar S. Devitre; and George Muñoz.

The Nominating, Corporate Governance and Social Responsibility Committee consists entirely of non-management directors all of whom the Board has determined are independent within the meaning of the listing standards of the New York Stock Exchange. This Committee has the responsibilities set forth in the Nominating, Corporate Governance and Social Responsibility Committee Charter. The Committee identifies individuals qualified to become Board members consistent with the criteria approved by the Board and recommends a slate of nominees for election at each annual meeting of shareholders; makes recommendations to the Board concerning the appropriate size, function, needs and composition of the Board and its Committees; advises the Board on corporate governance matters, including developing and recommending to the Board the Company’s corporate governance principles; oversees the self-evaluation process of the Board and its Committees; and provides oversight of the Company’s public affairs, corporate reputation and societal alignment strategies. This Committee met five times in 2010. The current members of the Committee are: Gerald L. Baliles (Chair); Elizabeth E. Bailey; Thomas F. Farrell II; Robert E. R. Huntley; George Muñoz; and Nabil Y. Sakkab. See page 12 for a description of the process the Nominating, Corporate Governance and Social Responsibility Committee follows in nominating directors.

The Board’s Risk Management Oversight Role

The Board, both acting as a full Board and through its Committees, plays an important oversight role in the Company’s risk management processes. Regular Board and Committee meetings cover multiple days and include site visits to Company subsidiary locations both in and outside the Company’s Richmond, Virginia headquarters. Management from the Company and different Company subsidiaries and business functions attend each meeting. At these meetings and in communications between Board meetings, management consults directly with the Board and its Committees about operational risks facing the businesses. Similarly, the Board, both directly and through the Audit Committee, receives updates at each meeting on legal and regulatory matters, including developments in litigation and developments related to U.S. Food and Drug Administration regulation, thereby reviewing the Company’s management of legal and regulatory risk. In addition, reports to the Audit Committee at each of its meetings by the Chief Compliance Officer and corporate audit personnel provide insight into the Company’s risk assessment and risk management policies and processes, including enterprise risk management. The Audit Committee and the Finance Committee oversee the Company’s management of its financial and liquidity risks through interaction at each meeting with the Chief Financial Officer, management from financial, accounting, auditing and treasury functions and, for the Audit Committee, personnel from the Company’s independent registered public accounting firm. The Nominating, Corporate Governance and Social Responsibility Committee, through its interaction with functions responsible for the Company’s societal alignment strategies, oversees the ways in which the Company manages reputational risk. The Compensation Committee, as set forth in more detail in the Compensation Discussion and Analysis (page 37), considers the analysis developed by a cross-functional team of executives in the compensation and benefits, corporate audit and legal functions to determine the extent to which the executive compensation program may create risk for the Company. Finally, the Innovation Committee oversees the Company’s management of the risks associated with technology, research and development, including intellectual property. Each Committee provides a report to the full Board following each Committee meeting. The Board believes it has in place effective processes to identify and oversee the material risks facing the Company and its businesses and that these processes are consistent with, and provide additional support for, the current leadership structure of the Board.

ELECTION OF DIRECTORS

Process for Nominating Directors

The Nominating, Corporate Governance and Social Responsibility Committee is responsible for identifying and evaluating nominees for director and for recommending to the Board a slate of nominees for election at the Annual Meeting of Shareholders.

In identifying potential candidates for Board membership, the Committee relies on suggestions and recommendations from the Board, shareholders, management and others. The Committee does not distinguish between nominees recommended by shareholders and other nominees. Shareholders wishing to suggest candidates to the Committee for consideration as directors must submit a written notice to the Corporate Secretary, who will provide it to the Committee. The Company’s By-Laws set forth the procedures a shareholder must follow to nominate directors. These procedures are summarized in this Proxy Statement under the caption “2012 Annual Meeting” on page 79.

Director Qualifications

In reviewing nominee candidates, the Committee adheres to the process described above and, in so doing, considers both the Company’s Mission to own and develop financially disciplined businesses that are leaders in responsibly providing adult tobacco and wine consumers with superior branded products and its four related Mission goals – investing in leadership; aligning with society; satisfying adult consumers; and creating substantial value for shareholders. The Committee has not established any specific minimum qualification standards for nominees to the Board; rather, in evaluating the suitability of individuals for Board membership the Committee considers the ways in which it believes each nominee can assist the Company in pursuing its Mission and advancing one or more Mission goals. The Committee also takes into account many factors, including whether the individual meets requirements for independence and whether the individual will enhance the diversity of perspectives available to the Board in its deliberations. The Company is committed to diversity, as reflected in its Code of Conduct and various Company policies. The Committee has a long-standing commitment to diversity, rather than a formal diversity policy, and is guided by the Company’s diversity philosophy in its review and consideration of potential director nominees. In this regard, the Board and the Committee view diversity holistically. More particularly, as set forth in the Company’s Corporate Governance Guidelines, the Board considers the individual’s general understanding of the various disciplines relevant to the success of a large publicly-traded company in today’s global business environment; the individual’s understanding of the Company’s businesses and markets; the individual’s professional expertise and experiences; the individual’s educational and professional background; and other characteristics of the individual that promote diversity of views and experience. The Committee evaluates each individual in the context of the Board as a whole, with the objective of recommending a group of directors that can best perpetuate the Company’s success and represent shareholder interests through the exercise of sound judgment and the application of its diversity of experience. In determining whether to recommend a director for re-election, the Committee also considers the director’s past attendance at meetings and participation in and contributions to the activities of the Board. In addition, the Committee considers whether the Board has specific needs for certain skills or attributes at a given time (for example, financial or chief executive officer experience). Other criteria for Board membership are set forth in the Company’s Corporate Governance Guidelines.

The Nominees

It is proposed that nine directors, eight of whom are independent directors, be elected to hold office until the next Annual Meeting of Shareholders and until their successors have been elected. The Nominating, Corporate Governance and Social Responsibility Committee has recommended to the

Board, and the Board has approved, the persons named and, unless otherwise marked, a signed and returned proxy will be voted for such persons. Each of the nominees currently serves as a director and was elected by the shareholders at the 2010 Annual Meeting. The particular experiences, qualifications, attributes or skills of each nominee that the Committee believes will advance the Company’s Mission and one or more Mission goals are included in the individual biographies below.

On November 3, 2010, Mr. Huntley notified Altria Group, Inc. of his decision to retire from Board service following the completion of his current term. Consequently, Mr. Huntley will not stand for re-election to the Board of Directors of the Company at the 2011 Annual Meeting of Shareholders. The Board will be reduced to nine members on the effective date of Mr. Huntley’s retirement.

Independence of Nominees

On the recommendation of the Nominating, Corporate Governance and Social Responsibility Committee, the Board has determined that each of the following nominees for director is independent in that such nominee has no material relationship with the Company: Elizabeth E. Bailey, Gerald L. Baliles, John T. Casteen III, Dinyar S. Devitre, Thomas F. Farrell II, Thomas W. Jones, George Muñoz and Nabil Y. Sakkab. Mr. Devitre served previously as Chief Financial Officer of the Company. His employment relationship with the Company ended on March 28, 2008. The Board has determined that Mr. Devitre became independent effective March 29, 2011, three years after his employment relationship with the Company ended. Mr. Huntley, who will not be standing for re-election to the Board of Directors, is also independent. To assist it in making these determinations, the Board has adopted categorical standards of director independence that are set forth in Annex A to the Corporate Governance Guidelines, which is available on the Company’s website at www.altria.com/governance. Each of the above-named nominees qualifies as independent under these standards.

In recommending to the Board that these directors should be deemed independent, the Nominating, Corporate Governance and Social Responsibility Committee considered the following:

•

During 2008, prior to being appointed to the Board, Philip Morris USA Inc., a wholly-owned subsidiary of the Company, retained Dr. Sakkab to consult on a periodic basis regarding best practices in organizational and business processes in research, development and engineering.

•

Dr. Sakkab is a non-executive director of Givaudan SA (“Givaudan”), an entity from which Company subsidiaries from time-to-time in the ordinary course of business acquire goods and services on terms comparable to those provided to unrelated third parties. Dr. Sakkab is not deemed to materially benefit directly or indirectly from this relationship.

•

Mr. Farrell is the chief executive officer of Dominion Resources, Inc., which is the parent company of a regulated public utility with which the Company or its subsidiaries has a commercial relationship for energy procurement. The Company and the entity engage from time-to-time in the ordinary course of business, and amounts paid by the Company are set at rates fixed in accordance with applicable regulatory authority. Mr. Farrell is neither responsible for, nor involved in, the entity’s dealings with the Company or its subsidiaries, nor does Mr. Farrell materially benefit directly or indirectly from this relationship.

•

Mr. Devitre serves as a non-executive director of SABMiller plc (“SABMiller”), an entity in which the Company held a 27.1% economic and voting interest at December 31, 2010. Mr. Devitre and Mr. Howard A. Willard III, the Company’s Executive Vice President and Chief Financial Officer, serve at the Company’s request as non-executive members of SABMiller’s fifteen-member Board of Directors in accordance with the Amended and Restated Relationship Agreement between the Company and SABMiller. Mr. Devitre’s compensation for his SABMiller board service is limited to director fees paid by SABMiller. He is not deemed to materially benefit directly or indirectly from this relationship.

•

Immediate family members (as defined in the Policy on Related Person Transactions) of Dr. Bailey, Governor Baliles, Mr. Devitre, Mr. Farrell, Mr. Jones and Dr. Sakkab are employed in non-executive officer capacities by entities with which the Company or its subsidiaries from time-to-time do business in the ordinary course on terms comparable to those provided to unrelated third parties. The immediate family member in each case is neither responsible for, nor involved in, the entity’s dealings with the Company, and the respective payments made by the Company or its subsidiaries to the entities are significantly less than the greater of $1 million or 2% of the entities’ consolidated gross revenues. Neither Dr. Bailey, Governor Baliles, Mr. Devitre, Mr. Farrell, Mr. Jones nor Dr. Sakkab materially benefit directly or indirectly from these relationships.

•

The Company makes various charitable contributions, including matching gifts under the Company’s matching gift program, to entities with which Dr. Bailey, Governor Baliles, Mr. Casteen, Mr. Devitre, Mr. Farrell and Mr. Jones and immediate family members of Governor Baliles, Mr. Casteen and Mr. Farrell are affiliated as non-executive directors or trustees or non-executive employees. A substantial portion of these contributions was made to non-profit entities that serve the communities in which the Company and its subsidiaries operate and to non-profit educational programs and institutions. In each case, contributions by the Company in 2010 were significantly less than the greater of $1 million or 2% of any such entity’s consolidated gross revenues. Neither Dr. Bailey, Governor Baliles, Mr. Casteen, Mr. Devitre, Mr. Farrell nor Mr. Jones materially benefit directly or indirectly from these contributions.

•

The Company or its subsidiaries and certain of its directors have relationships with the University of Virginia described below under Related Person Transactions and Code of Conduct on page 77 of this Proxy Statement.

The Nominating, Corporate Governance and Social Responsibility Committee determined that the foregoing transactions did not affect the independence of any nominee for director.

Although it is not anticipated that any of the persons named below will be unable or unwilling to stand for election, a proxy, in the event of such an occurrence, may be voted for a substitute designated by the Board. However, in lieu of designating a substitute, the Board may amend the Company’s By-Laws to reduce the number of directors.

Elizabeth E. Bailey John C. Hower Professor Emerita of Business and Public Policy, The Wharton School of the University of Pennsylvania, Philadelphia, PA Director since 1989 Age: 72

Dr. Bailey became Professor Emerita in July 2010, after having served as John C. Hower Professor of Business and Public Policy from July 1991 through June 2010. Prior to joining The Wharton School, Dr. Bailey served from July 1990 to June 1991 as a professor of industrial administration at Carnegie-Mellon University and as a visiting scholar at the Yale School of Organization and Management. From 1983 to 1990, she was Dean of the Graduate School of Industrial Administration of Carnegie-Mellon University. Dr. Bailey serves as a trustee of the National Bureau of Economic Research and as an honorary trustee of The Brookings Institution. She served as a director of CSX Corporation from 1989 to 2008 and is a former trustee of TIAA-CREF. Dr. Bailey is a member of the Compensation, Finance and Nominating, Corporate Governance and Social Responsibility Committees.

The Nominating, Corporate Governance and Social Responsibility Committee believes that Dr. Bailey’s expertise in the areas of management, business administration and public policy, her professional experiences, including key leadership and administrative positions at top ranking universities, and her longstanding experience with the Company provide clear support for her nomination for election to the Board.

Gerald L. Baliles Director, Miller Center of Public Affairs at the University of Virginia, Charlottesville, Virginia Director since 2008 Age: 70

Governor Baliles is the Director of the University of Virginia’s Miller Center of Public Affairs, a leading public policy institution. He has held this position since April 2006. From 1990 to April 2006, he served as an international aviation and trade partner in the firm of Hunton & Williams LLP, headquartered in Richmond, Virginia. From 1986 through 1990, Governor Baliles served as the 65th Governor of the Commonwealth of Virginia. During his tenure as Governor, he served as Chairman of the National Governors Association. Governor Baliles serves on the board of Norfolk Southern Corporation and previously served on the boards of Newport News Shipbuilding, PBS, Shenandoah Life Insurance Company,* the Nature Conservancy in Virginia and the Virginia Historical Society. Governor Baliles is Chair of the Nominating, Corporate Governance and Social Responsibility Committee and a member of the Compensation, Executive and Innovation Committees.

The Nominating, Corporate Governance and Social Responsibility Committee believes that Governor Baliles’s significant expertise in public policy and law and his professional, administrative and leadership experiences, including his service as chief executive of the Commonwealth of Virginia, provide clear support for his nomination for election to the Board.

*	During 2009, Shenandoah Life Insurance Company entered into a receivership pursuant to a Virginia statutory procedure due to a sharp decline in value in certain of the company’s holdings that resulted in the company falling below minimum capitalization requirements. As part of this receivership, the Circuit Court in Richmond, Virginia, entered an order which, in accordance with required statutory provisions that apply to all such receiverships in Virginia, enjoins the directors from conducting any further business related to Shenandoah Life Insurance Company. The order contains no other findings or provisions related to the conduct of any directors of the entity. The Nominating, Corporate Governance and Social Responsibility Committee considered this order with regard to Governor Baliles’s qualification to serve as a director and has determined that the order does not impact his ability or qualifications to serve as a director.

John T. Casteen III President Emeritus, University of Virginia, Charlottesville, Virginia Director since 2010 Age: 67

Mr. Casteen became President Emeritus of the University of Virginia in August 2010 after having served as President of the University since 1990. He is both University Professor and Professor of English. Previously, Mr. Casteen served as Secretary of Education for the Commonwealth of Virginia (1982 –1985) and President of the University of Connecticut (1985 – 1990). He is currently a director of the Chesapeake Bay Foundation, the Virginia Foundation for Community College Education, the Woodrow Wilson International Center for Scholars, Sage Publications, Inc., RuffaloCODY, LLC and the Leifur Eiríksson Foundation, all either charitable or privately-held business entities. Mr. Casteen also served on the Board of Directors of Wachovia Corporation from 1997 to 2008. Mr. Casteen is a member of the Audit and Innovation Committees.

The Nominating, Corporate Governance and Social Responsibility Committee believes that Mr. Casteen’s extensive professional, business, administrative and leadership experiences, particularly his role as chief executive of a university system with top-ranking academic and medical divisions, provide clear support for his nomination for election to the Board.

Dinyar S. Devitre Special Advisor, General Atlantic Partners, Greenwich, CT Director since 2008 Age: 63

Mr. Devitre is Special Advisor to General Atlantic Partners, a private equity firm. In March 2008, Mr. Devitre retired from his position as Senior Vice President and Chief Financial Officer of Altria Group, Inc. Prior to Mr. Devitre’s appointment to this position in April 2002, he held a number of senior management positions with the Company. He is a director of Emdeon Inc., Western Union Company and SABMiller plc. He was formerly a director of Kraft Foods Inc. from 2002 to 2007. He also serves on the following charitable boards: The Lincoln Center for the Performing Arts, Inc. and the Brooklyn Academy of Music. Mr. Devitre is a member of the Finance and Innovation Committees.

The Nominating, Corporate Governance and Social Responsibility Committee believes that Mr. Devitre’s significant knowledge and understanding of the Company and its businesses, together with his public company board service (including SABMiller), his financial acumen, his public company chief financial officer experience and his general business knowledge, provide clear support for his nomination for election to the Board.

Thomas F. Farrell II Chairman, President and Chief Executive Officer, Dominion Resources, Inc., Richmond, VA Director since 2008 Age: 56

Mr. Farrell is the Chairman, President and Chief Executive Officer of Dominion Resources, Inc., one of the nation’s largest producers of energy. He became President and Chief Executive Officer of Dominion Resources, Inc. effective January 1, 2006 and was elected Chairman in April 2007. From January 1, 2004 through December 31, 2006, he served as President and Chief Operating Officer of Dominion Resources, Inc. and prior to that as Executive Vice President. He is Chairman of the Board and Chief Executive Officer of Virginia Electric and Power Company and Chairman, President and Chief Executive Officer of CNG, both wholly-owned subsidiaries of Dominion Resources, Inc. He is also a director of the Institute of Nuclear Power Operations (INPO). Mr. Farrell is Chair of the Compensation Committee and a member of the Audit, Executive and Nominating, Corporate Governance and Social Responsibility Committees.

The Nominating, Corporate Governance and Social Responsibility Committee believes that Mr. Farrell’s extensive business, administrative and leadership experiences, particularly his role as chief executive of a large public company in a regulated industry, provide clear support for his nomination for election to the Board.

Thomas W. Jones Senior Partner, TWJ Capital LLC, Stamford, CT Director since 2002 Age: 61

Mr. Jones assumed his position as Senior Partner of TWJ Capital LLC, an investment company, in May 2005. From August 1999 to October 2004, he held the position of Chairman and Chief Executive Officer of Global Investment Management with Citigroup Inc. He joined Travelers Group as Vice Chairman in 1997 and served as Chairman and Chief Executive Officer of Smith Barney Asset Management until August 1999 when Travelers Group merged with Citibank to form Citigroup Inc. Prior to joining Travelers Group, Mr. Jones served as President and Chief Operating Officer and Vice Chairman of TIAA-CREF from 1993 to 1997. Mr. Jones currently serves as a director of several privately-held investment portfolio companies and his historical board experience (all pre-2005) includes service on the boards of the Federal Reserve Bank of New York, Freddie Mac, Thomas & Betts Corp., Travelers, TIAA-CREF and Eastern Enterprises. He is also a trustee emeritus of Cornell University. Mr. Jones is Chair of the Finance Committee and a member of the Audit, Compensation and Executive Committees.

The Nominating, Corporate Governance and Social Responsibility Committee believes that Mr. Jones’s expertise in the areas of finance and investments and his extensive professional, business and leadership experiences, particularly his leadership and administrative roles at large publicly-held companies, provide clear support for his nomination for election to the Board.

George Muñoz Principal, Muñoz Investment Banking Group, LLC, Washington, DC Partner, Tobin & Muñoz, Chicago, IL Director since 2004 Age: 59

Mr. Muñoz is a principal of the Washington, D.C.-based firm of Muñoz Investment Banking Group, LLC. He is also a partner in the Chicago-based law firm of Tobin & Muñoz. He served as President and Chief Executive Officer of the Overseas Private Investment Corporation from 1997 to January 2001. From 1993 to 1997, Mr. Muñoz was Chief Financial Officer and Assistant Secretary of the United States Treasury Department. He is a member of the Board of Directors of Marriott International, Inc. and Anixter International, Inc. and a member of the Board of Directors of a privately-held company. He was formerly a director of Archipelago Holdings, Inc. from 2004 to 2006 and Esmark Incorporated from 2007 to 2008. He also serves on the Board of Trustees of the National Geographic Society. Mr. Muñoz is Chair of the Audit Committee and a member of the Executive, Finance, Innovation and Nominating, Corporate Governance and Social Responsibility Committees.

The Nominating, Corporate Governance and Social Responsibility Committee believes that Mr. Muñoz’s accounting, financial, legal and public policy expertise, along with his background in international business and his significant professional, administrative and leadership experiences in both the private and public sectors, provide clear support for his nomination for election to the Board.

Nabil Y. Sakkab Retired Senior Vice President, Corporate Research and Development, The Procter & Gamble Company, Cincinnati, OH Director since 2008 Age: 63

Dr. Sakkab held a variety of positions at Procter & Gamble beginning in 1974. He retired in November 2007 as Senior Vice President, Corporate Research and Development. He is a member of the Board of Directors of Givaudan SA and Deinove, and also serves on the boards of several privately-held companies. Dr. Sakkab is Chair of the Innovation Committee and a member of the Executive, Finance and Nominating, Corporate Governance and Social Responsibility Committees.

The Nominating, Corporate Governance and Social Responsibility Committee believes that Dr. Sakkab’s innovation expertise in the consumer packaged goods industry and his extensive overall business knowledge and experiences on boards of directors provide clear support for his nomination for election to the Board.

Michael E. Szymanczyk Chairman and Chief Executive Officer Altria Group, Inc., Richmond, VA Director since 2008 Age: 62

Mr. Szymanczyk was appointed Chairman and Chief Executive Officer of Altria Group, Inc. in March 2008. From August 2002 through July 2008, Mr. Szymanczyk served as Chairman, President and Chief Executive Officer of Philip Morris USA Inc. He serves on the board of trustees of the University of Richmond, the United Negro College Fund and the Richmond Performing Arts Center. Mr. Szymanczyk is Chair of the Executive Committee.

The Nominating, Corporate Governance and Social Responsibility Committee believes that Mr. Szymanczyk’s significant knowledge and understanding of the Company and its businesses, together with his leadership experiences and extensive knowledge of the consumer packaged goods industry, provide clear support for his nomination for election to the Board.

Compensation of Directors

Directors who are full-time employees of the Company receive no additional compensation for services as a director. With respect to non-employee directors, the Company’s philosophy is to provide competitive compensation and benefits necessary to attract and retain high-quality non-employee directors. The Board believes that a substantial portion of director compensation should consist of equity-based compensation to assist in aligning directors’ interests with the interests of shareholders.

The Nominating, Corporate Governance and Social Responsibility Committee periodically reviews director compensation taking into account the Company’s Compensation Survey Group (described on page 38), considers the appropriateness of the form and amount of director compensation and makes recommendations to the Board concerning such compensation with a view toward attracting and retaining qualified directors.

In 2010, non-employee directors received:

•	$100,000 annual cash retainer;

•	$20,000 annual cash retainer for the Presiding Director and the Chairs of the Audit and Compensation Committees;

•	$10,000 retainer for Chairs of the Innovation, Finance and Nominating, Corporate Governance and Social Responsibility Committees;

•	$5,000 annual membership fee for each member of each Committee; and

•	A stock award valued at $150,000, as described below.

Pursuant to the Stock Compensation Plan for Non-Employee Directors, approved by shareholders at the 2005 Annual Meeting on April 28, 2005, each non-employee director received an annual share award on May 20, 2010 of that number of shares of common stock having an aggregate fair market value of $150,000 on the date of grant (7,183 shares of common stock with a fair market value of $20.885 per share). In 2010, the Board, on the recommendation of the Nominating, Corporate Governance and Social Responsibility Committee, increased the aggregate fair market value of share awards from $140,000 to $150,000 and left cash compensation unchanged. This increase in equity-based compensation was the first increase in director compensation since 2008.

The Board believes that stock ownership guidelines further align the interests of the Board with those of the Company’s shareholders. The Company’s non-employee directors are expected to hold the Company’s common stock in an amount equal to the lesser of five times the then-current annual cash retainer or 26,000 shares. Directors are expected to reach this ownership level within five years of being elected to Board membership and to hold the requisite number of shares until retirement. The ownership requirement for non-employee directors may be satisfied with all beneficially owned shares, including deferred shares and share equivalents.

In addition to cash payments and stock awards, non-employee directors are covered under a $100,000 term life insurance policy under the Altria Group, Inc. Group Life Insurance Plan and receive travel and accident coverage under the Company’s Business Travel Accident Insurance Plan. Both of the foregoing plans are available generally to all salaried employees.

Non-employee directors may also participate in the Altria Group, Inc. Matching Gift Program immediately upon becoming a member of the Board. This program is available to all employees and non-employee directors. The Company will match eligible donations of a minimum of $25 up to $30,000 per year, per employee or non-employee director on a dollar-for-dollar basis to eligible non-profit organizations. In 2010, the following directors participated in this program: Gerald L. Baliles, John T. Casteen III, Dinyar S. Devitre, Robert E. R. Huntley and George Muñoz. The aggregate amount of matching payments for these five directors in 2010 was $86,256.

The following table presents the compensation received by the non-employee directors for fiscal year 2010.

NON-EMPLOYEE DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1) (2)	All Other Compensation ($) (3)	Total
Elizabeth E. Bailey	$115,000	$150,017	$0	$265,017
Gerald L. Baliles	125,000	150,017	16,250	291,267
John T. Casteen III	95,556	150,017	6,250	251,823
Dinyar S. Devitre	110,000	150,017	29,556	289,573
Thomas F. Farrell II	135,000	150,017	0	285,017
Robert E. R. Huntley	135,000	150,017	31,000	316,017
Thomas W. Jones	125,000	150,017	0	275,017
George Muñoz	140,000	150,017	3,200	293,217
Nabil Y. Sakkab	125,000	150,017	0	275,017

(1)	Pursuant to the Stock Compensation Plan for Non-Employee Directors, on May 20, 2010, each non-employee director received 7,183 shares of common stock with an aggregate grant date fair market value of $150,017. The dollar value is slightly higher than $150,000 because the grant is made in whole shares. The fair market value of the shares of $20.885 per share was based on the average of the high and low price of Altria Group, Inc. common stock on May 20, 2010.

(2)	Options were awarded to directors in 2000, 2001 and 2002. No options have been awarded to directors since 2002. As of December 31, 2010, option awards were outstanding for the following director in the following amount: Mr. Jones, 2,295.

(3)	All Other Compensation consists of charitable matching gifts paid in 2010 under the Altria Group, Inc. Matching Gifts Program to charitable entities designated by the director as more particularly described above. In the case of Mr. Huntley, the amount includes a $1,000 matching gift for a request submitted in fiscal year 2009 that was paid by the Company in 2010 for administrative reasons.

A non-employee director may elect to defer the award of shares of common stock and all or part of their retainers. Pursuant to the Deferred Fee Plan for Non-Employee Directors, deferred retainers are credited to an unfunded bookkeeping account and may be “invested” in various “investment choices,” including an Altria common stock equivalent account. These “investment choices” parallel the investment options offered to employees under the Deferred Profit-Sharing Plan and determine the “earnings” that are credited for bookkeeping purposes to a non-employee director’s account. The non-employee director will receive cash distributions from his or her account either prior to or following termination of service, as elected by the non-employee director.

OWNERSHIP OF EQUITY SECURITIES

The following table shows the number of shares of common stock beneficially owned as of March 1, 2011, by each director, nominee for director, executive officer named in the Summary Compensation Table and the directors and executive officers of the Company as a group. Unless otherwise indicated, each of the named individuals has sole voting and investment power with respect to the shares shown. The beneficial ownership of each director and executive officer is less than 1% of the outstanding shares.

Name	Amount and Nature of Beneficial Ownership (1) (2)
Elizabeth E. Bailey	65,605
Gerald L. Baliles	20,557
Martin J. Barrington	444,019
David R. Beran	730,437
John T. Casteen III	7,530
Dinyar S. Devitre	150,313
Thomas F. Farrell II	26,998
Robert E. R. Huntley	56,457
Craig A. Johnson	326,530
Thomas W. Jones	55,090
Denise F. Keane	393,033
George Muñoz	35,105
Nabil Y. Sakkab	15,521
Michael E. Szymanczyk	1,397,159
Howard A. Willard III	228,090
Group (23 persons)	5,114,850

(1)	Includes maximum number of shares as to which these individuals can acquire beneficial ownership upon the exercise of stock options that are currently vested or that will vest before May 1, 2011 as follows: Mr. Jones, 2,295; and group, 12,765. Also includes shares of restricted common stock as follows: Mr. Barrington, 338,650; Mr. Beran, 389,560; Mr. Johnson, 252,760; Ms. Keane, 310,790; Mr. Szymanczyk, 700,000; Mr. Willard, 170,730; and group, 2,851,200.

(2)	Includes shares as to which beneficial ownership is disclaimed by Mr. Johnson, 30 (shares held by child); and group, 383. Also includes shares as to which voting and/or investment power is shared with or controlled by another person and as to which beneficial ownership is not disclaimed as follows: Mr. Devitre, 87,722 (shares held in joint tenancy); and group, 89,474. Also includes shares of deferred stock as follows: Dr. Bailey, 49,688; Governor Baliles, 7,581; Mr. Casteen, 7,530; Mr. Farrell, 24,498; Mr. Jones, 47,676; Mr. Muñoz, 34,105; Mr. Szymanczyk, 210,000; and group, 392,598.

In addition to the shares shown in the table above, as of March 1, 2011, those directors who participate in the Company’s director deferred fee program had the following Altria share equivalents allocated to their accounts: Dr. Bailey, 24,894; Mr. Farrell, 10,475; Mr. Huntley, 22,976; and Mr. Muñoz, 9,721. See “Compensation of Directors” on page 24 for a description of the deferred fee program for directors.

The following table sets forth information regarding persons or groups known to the Company to be beneficial owners of more than 5% of the outstanding common stock.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Common Stock Outstanding on March 28, 2011
Capital Research Global Investors	117,449,600	(1)	5.6%
333 South Hope Street
Los Angeles, CA 90071

(1)	According to Schedule 13G, dated February 9, 2011, filed with the SEC by Capital Research Global Investors, a division of Capital Research and Management Company calculating the number of shares as of December 31, 2010.

Section 16(a) Beneficial Ownership Reporting Compliance

In 2010, the Company obtained information concerning a 2009 intra-family transfer of the Company’s common stock by Mr. Huntley that was inadvertently not reported at the time. Consequently, the Form 4 reporting this gift was late. With this exception, the Company believes that during 2010 all reports for the Company’s executive officers and directors that were required to be filed under Section 16 of the Securities Exchange Act of 1934, as amended, were filed on a timely basis.

COMPENSATION COMMITTEE MATTERS

Introduction

The Compensation Committee consists entirely of non-management directors all of whom our Board has determined are independent within the meaning of the listing standards of the New York Stock Exchange. Its responsibilities are described below and set forth in the Compensation Committee Charter, which is available on the Company’s website at www.altria.com/governance. The current members of the Committee are: Thomas F. Farrell II (Chair); Elizabeth E. Bailey; Gerald L. Baliles; Robert E. R. Huntley; and Thomas W. Jones.

Compensation Committee Interlocks and Insider Participation

During 2010, none of our executive officers served on the board of directors or compensation committee of another entity one or more of whose executive officers served as a member of our Board of Directors or Compensation Committee. Governor Baliles’s employer, the Miller Center of Public Affairs, is affiliated with the University of Virginia. For a discussion of our relationship with the University of Virginia, see “Related Person Transactions and Code of Conduct” below. Other than the foregoing, no member of the Compensation Committee at any time during 2010 or at any other time had any relationship with us that would be required to be disclosed as a related person transaction.

Compensation Committee Procedures

Scope of Authority

The responsibilities of the Compensation Committee are set forth in its charter and include, among other duties, the responsibility to:

•

make recommendations to the Board with respect to incentive compensation plans and equity-based plans, to administer and make awards under such plans and to review the cumulative effect of its actions;

•

review and approve corporate goals and objectives relevant to the compensation of our Chief Executive Officer, to evaluate the performance of our Chief Executive Officer in light of these goals and objectives and to determine and approve the compensation of our Chief Executive Officer based on this evaluation;

•	review and approve the compensation of all executive officers;

•	monitor compliance by executives with our stock ownership guidelines;

•

review and assist with the development of executive succession plans, to evaluate and make recommendations to the Board regarding potential candidates to become Chief Executive Officer and to evaluate and approve candidates to fill other senior executive positions;

•	review and discuss with management our Compensation Discussion and Analysis; and

•	produce and approve the Compensation Committee’s annual report for inclusion in our annual Proxy Statement.

In accordance with its charter, the Compensation Committee may delegate its authority to subcommittees or the chair of the Committee when it deems appropriate, unless prohibited by law, regulation or New York Stock Exchange listing standards.

Processes and Procedures

The Compensation Committee’s primary processes and procedures for establishing and overseeing executive compensation are described in the Compensation Discussion and Analysis on pages 30 through 68 of this Proxy Statement. These processes and procedures include:

•

Meetings.    The Compensation Committee meets several times each year, including five times in 2010. The chair of the Committee, in consultation with the other members, sets meeting agendas. The Committee reports its actions and recommendations to the Board.

•

Role of Consultants.    As part of our annual compensation process, management engages Aon Hewitt Inc. (“Aon Hewitt”) to conduct a survey of Compensation Survey Group companies. See page 38 for a description of the companies included in the Compensation Survey Group and the criteria and process for their selection. The survey collects both compensation and benefit data and competitive practices. The data is reviewed by the Committee to help it assess competitive levels of pay and the competitive mix of pay elements. In addition, management engages Aon Hewitt to provide competitive compensation and benefit information primarily from public filings, including annual proxy filings, by companies within our Compensation Survey Group. This data, which focuses on chief executive officer pay, is reviewed by the Committee. Aon Hewitt neither makes recommendations with respect to decisions to be made by the Committee nor attends Committee meetings.

•

Role of Executive Officers.    Each year, our Chief Executive Officer presents to the Compensation Committee his compensation recommendations for our senior executive officers that report directly to him. The Committee reviews and discusses these recommendations with our Chief Executive Officer and, exercising its discretion, makes the final decision with respect to the compensation of these individuals. The Chief Executive Officer has no role in setting his own compensation.

Compensation Committee Report for the Year Ended December 31, 2010

To Our Shareholders:

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained on pages 30 through 68 of this Proxy Statement with management. Based on its review and discussions with management, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee:

Thomas F. Farrell II, Chair

Elizabeth E. Bailey

Gerald L. Baliles

Robert E. R. Huntley

Thomas W. Jones

The information contained in the report above shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C or the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent specifically incorporated by reference therein.

Compensation Discussion and Analysis

Summary

Company Performance

Altria’s executive compensation program is grounded in Altria’s corporate mission and is designed to reflect the fundamental principle that compensation decisions should be based on the demonstrable achievement of corporate and individual performance goals. Altria and its subsidiaries achieved considerable success in meeting their financial and strategic goals in the challenging economic, regulatory and competitive environment of the performance periods ending in 2010 for fixed and variable compensation. Altria delivered strong financial performance, whether measured by:

•	total shareholder return (“TSR”);

•	adjusted diluted earnings per share (“EPS”) growth; or

•	dividends.

Total Shareholder Return

Source:    Bloomberg Daily Return (March 28, 2008 – December 31, 2010); Bloomberg Monthly Return 2010.

Note:        Assumes reinvestment of dividends as of December 31, 2010.

Altria’s Adjusted Diluted EPS Growth

Note:    Altria’s adjusted diluted EPS growth based on adjusted diluted EPS as follows: 2007-$1.50, 2009-$1.75, 2010-$1.90

Reconciliation of adjusted diluted EPS (excluding special items) to the most directly comparable GAAP measure for the periods presented are included in Altria’s earnings releases furnished to the SEC on Current Reports on Form 8-K.

Altria’s Dividend Rate Increase

Note:	2008 to 2010 dividend rate increase is based on $0.29 per common share, declared May 28, 2008 following the PMI spin-off versus the $0.38 per common share, declared August 27, 2010. 2010 dividend rate increase is based on $0.34 per common share, declared August 27, 2009 versus the August 27, 2010 dividend.

Altria and its operating companies have also made excellent progress on their program to reduce costs by $1.5 billion off the 2006-cost base by the end of 2011. Since the program’s inception through the end of 2010, over $1.3 billion in cost savings have been delivered.

In addition to the financial results, Altria and its subsidiaries met their key strategic compliance and societal alignment initiatives related to the Family Smoking Prevention and Tobacco Control Act, which granted the U.S. Food and Drug Administration (the “FDA”) regulatory oversight over tobacco products.

This strong corporate performance rests to a large extent on the successes of the Company’s Chairman and Chief Executive Officer and the other officers included in the Summary Compensation Table (the “named executive officers” or “NEOs”) in achieving their individual performance goals.

Salary and Variable Compensation Decisions

The Compensation Committee of the Board of Directors evaluated the Company’s financial and strategic performance in the context of both the one-year performance cycle of the 2010 Annual Incentive Award Program and the three-year (2008-2010) performance cycle of the Long-Term Incentive Plan (the “LTIP”), as well as the performance metrics associated with each program. The Committee also evaluated the individual performance of each NEO. Based on its overall evaluation, the Committee approved the following for the NEOs:

Total Salaries	3.8% increase from 2009

Total Annual Cash Incentives	5.8% increase from 2009

Total Equity Grants	10.0% increase from 2009, excluding 2009 special equity grants

31.0% decrease from 2009, including 2009 special equity grants

Long-Term Incentive Plan	Not applicable because no payout in 2009

The Summary Compensation Table and accompanying notes provide information on 2010 base salaries and the amounts of the foregoing awards, as well as other elements of the NEOs’ compensation.

In addition, based on Altria and individual performance during the three-year performance cycle of the 2008-2010 LTIP, Altria paid a lump-sum cash award to each NEO. See the Summary Compensation Table for the lump sum amounts paid under this program and footnote 3 of the Summary Compensation Table for annualized amounts for 2008, 2009 and 2010. Because the LTIP program is an end-to-end three-year performance cycle, the last LTIP payments occurred in 2008.

Using their 2009 and 2010 annualized portions of the LTIP, the following table compares the total compensation of the NEOs to Altria’s 2010 TSR, adjusted diluted EPS and dividend rate growth:

Altria 2010 TSR, Adjusted Diluted EPS and Dividend Growth vs. Change in

Total NEO Salaries and Incentive Compensation (1)

(1)	Total NEO Salaries and Incentive Compensation reflects total annual salary, annual incentive awards, annual equity grants, special equity grants and the 2009/2010 annualized portions of the 2008-2010 LTIP award.

In the following, we have outlined the objectives and design principles of our executive compensation program, the primary elements of the program, the role of each participant in our executive compensation decisions, our risk assessment and benchmarking processes and the key 2010 executive compensation decisions.

Executive Compensation Objectives and Design Principles

Our executive compensation program, like all other organizational strategies at Altria, is designed to promote our corporate Mission, which is to own and develop financially disciplined businesses that are leaders in responsibly providing adult tobacco and wine consumers with superior branded products. In pursuing our Mission, we have established the following goals for Altria and its subsidiary companies:

•	Invest in Leadership: We will invest in excellent people, leading brands and external stakeholders important to our businesses’ success.

•	Align with Society: We will actively participate in resolving societal concerns that are relevant to our businesses.

•	Satisfy Adult Consumers: We will convert our deep understanding of adult tobacco and wine consumers into better and more creative products that satisfy their preferences.

•	Create Substantial Value for Shareholders: We will execute our business plans to create sustainable growth and generate substantial returns for shareholders.

Our values guide our behavior as we pursue our Mission and our goals. Our values include Integrity, Trust and Respect; Passion to Succeed; Executing with Quality; Driving Creativity into Everything We Do; and Sharing with Others.

Our executive compensation program creates a framework for all executives to pursue our Mission and the above goals, while guided by these values, and it includes a system of performance metrics to assess success in those efforts. Specifically, our program is intended to satisfy the following objectives:

•	promote pursuit of business strategies that are aligned with society, are executed with integrity and create substantial value for shareholders;

•

reward quality of execution by making a significant portion of the compensation of our executives dependent on the achievement by the Company and the individual of financial and other key strategic goals;

•	align the interests of shareholders and executives through equity-based long-term incentive awards and stock ownership guidelines;

•	support our ability to attract, develop and retain world-class leaders; and

•	promote internal fairness and a disciplined qualitative and quantitative assessment of performance.

The elements of our executive compensation program serve these objectives, taking into account the specific needs of our businesses. Driving all executive compensation design decisions is the fundamental design principle that Altria pays each element of variable compensation only after the Compensation Committee has assessed the actual performance rendered by the Company and its executives against stated goals at the conclusion of the performance period, whether short-term or long-term. Building on this fundamental principle, the Altria program embodies the following specific design principles:

•	a mix of fixed and at-risk variable compensation, with a lower proportion of fixed compensation the higher the organizational level of the executive;

•	a mix of annual and long-term compensation to reward appropriately the achievement of both annual goals and objectives and long-term performance aspirations; and

•

a mix of cash and equity compensation that seeks to discourage actions that are solely driven by our stock price to the detriment of strategic goals and to minimize the potential dilutive nature of equity compensation on shareholder value.

Elements of Executive Compensation Program

The table below summarizes the individual elements and objectives of the 2010 executive compensation program for the named executive officers. In addition to the objectives noted for each element of compensation, the program is designed to attract and retain world-class leaders.

2010 Executive Compensation Program

Element	Summary Description	Objective
Annual Compensation
Base Salary (1)	Fixed cash compensation based on named executive officer’s role at the Company.	• Provide financial stability • Recognize individual role, experience, responsibility and performance

Annual Incentive Awards (2)	Annual cash-based incentive plan. Target award amounts expressed as a percentage of annual base salary. Actual payouts may be higher or lower than target, based on demonstrated business and individual performance against stated goals for the previous year.	• Recognize annual Company financial and strategic performance after it is delivered • Recognize annual individual performance after it is delivered

Long-Term Incentive Compensation
Equity Awards (2)	Annual awards based on a named executive officer’s performance in previous year and advancement potential. Award delivered as restricted or deferred stock usually vesting after three years.	• Align named executive officer’s interests with shareholders • Recognize individual performance and advancement potential • Build stock ownership • Retention

Long-Term Incentive Plan (2)	Three-year cash-based incentive plan based on three-year financial and strategic goals. Target award amounts expressed as a percentage of cumulative base salary. Actual payouts may be higher or lower than target, based on actual business and individual performance over the entire three-year period.

•    Align named executive officer’s interests with shareholders

•    Recognize long-term Company financial and strategic performance after it is delivered

•    Recognize long-term individual performance after it is delivered

•    Retention

Post-Termination Benefits and Change in Control Payments
Defined Benefit Plans (1)	Provide for the continuation of a portion of total annual cash compensation at the conclusion of a named executive officer’s career. Generally, employees hired prior to January 1, 2008 are eligible to participate.	• Provide opportunity for financial security in retirement

Element	Summary Description	Objective
Defined Contribution Plans (1)	Cash contribution by the Company based on a formula relating to consolidated earnings (capped at 15% of eligible compensation).	• Provide opportunity for financial security in retirement • Provide additional opportunity to build stock ownership

Change in Control Payments	Change in control provisions contained in 2005 and 2010 Performance Incentive Plans.	• Allow named executive officer to focus on delivering shareholder value in a period of uncertainty

Termination Payments	For certain types of involuntary separations, potential for severance benefits (including continuation of base salary for up to 12 months based on years of service).	• Provide opportunity for protection upon unexpected event

Perquisites (1)	For the Chairman & CEO, personal use of Company aircraft up to $300,000 and home security system for safety and security purposes. For other named executive officers, annual financial counseling allowance and leased Company car.	• Security of the Chairman & CEO • Provide a cost-effective retention supplement

Other Benefits (1)	Medical coverage, group life insurance and other welfare benefits generally available to all salaried employees, as well as opportunity for executive physical examinations for Band F and above employees.	• Promote health and financial security

(1)	Fixed compensation

(2)	Variable compensation

Participants in Executive Compensation Decisions

The following table identifies the various individuals and groups who participate in decision making for Altria’s executive compensation program and summarizes their primary responsibilities.

Participants	Responsibilities
Compensation Committee

•    Review and approve the overall executive compensation program design and determine the level of compensation awarded to the NEOs

•    Review the performance of the Chief Executive Officer

•    Consider whether the design of our executive and non-executive compensation programs, as a whole or any specific aspect of them, encourage unnecessary or excessive risk-taking

Aon Hewitt (compensation consultant engaged by Company management)

Aon Hewitt does not provide advice or recommendations to the Compensation Committee on the amount or form of executive or director compensation.

•    Conduct the Total Compensation Measurement Study survey based on parameters developed by management

•    Provide competitive chief executive officer compensation and benefit information, primarily from public filings, on companies within the Compensation Survey Group

•    Provide background information on companies as reference for evaluating our Compensation Survey Group

•    Provide other executive compensation-related information to management on an as-requested basis

Chief Executive Officer

•    Provide input on overall executive compensation program design for the Compensation Committee’s consideration

•    Present compensation recommendations to the Compensation Committee for each NEO (other than himself)

•    Annually present his proposed performance goals to the Compensation Committee

Risk Assessment Process

A cross-functional team of executives in Human Resources & Compliance, Legal and Audit reviewed Altria’s compensation programs (executive and non-executive) to identify features that could encourage excessive risk-taking by program participants and to assess the potential of such risks to have a material adverse effect on Altria. Management requested that the external compensation consultant, Aon Hewitt, review this risk assessment process – specifically the features identified as potentially encouraging excessive risk-taking, features that mitigate risk and management’s assessment of those features – to confirm consistency with prevailing best practices.

After reviewing the outcome of the assessment, the Compensation Committee believes that neither the program’s design nor the discrete elements of executive compensation encourage senior management, including the named executive officers, to take unnecessary or excessive risks. The following risk-mitigating features of the executive compensation program, while not intended to be exhaustive, contribute to the Compensation Committee’s conclusion:

•	balanced mix of fixed versus at-risk variable compensation, annual versus long-term compensation and cash versus equity compensation;

•

objective performance factors reviewed for annual and long-term cash incentive awards, coupled with the Compensation Committee’s discretion to approve awards at lower than target or provide no awards at all;

•	stock ownership guidelines that remain in place throughout an executive’s career;

•	policy providing for the adjustment or recovery of executive compensation in certain situations, including but not limited to when payments or awards are based on incorrect financial statements; and

•	emphasis on compliance and behavior consistent with the Company’s Mission, goals and values with respect to individual performance assessment.

Expanding beyond the executive compensation program, the Company believes that risks arising from our compensation policies and practices for our employees and the employees of our subsidiaries are not likely to have a material adverse effect on the Company.

Benchmarking

Compensation Strategy

Our executive compensation program is designed to deliver total compensation upon attainment of performance targets at levels between the 50th and the 75th percentiles of compensation paid to executives in the Compensation Survey Group, described below. This approach has been critical to pursuing our Mission and goals through the attraction and retention of world-class leaders and has contributed to low executive turnover across all of our businesses. Actual awards can exceed the 75th percentile or be below the 50th percentile depending on business and individual performance in relation to performance targets.

Compensation Survey Group and Altria Peer Group

We annually compare our executive compensation program with the programs of the companies in the Compensation Survey Group. The purpose of this annual review is to assure that our executive compensation program supports our ability to attract and retain executive talent. When determining the companies to include in the Compensation Survey Group, the Compensation Committee focuses on companies that compete with us for talent and meet the following criteria:

•	are direct competitors; or

•	have similar market capitalization; or

•	are primarily focused on consumer products (excluding high technology and financial services); and

•	have business generally focused within the United States.

Based on these criteria, the Compensation Committee included the following 20 companies in the 2010 Compensation Survey Group:

3M Company

Abbott Laboratories

Bristol-Myers Squibb Company

Campbell Soup Company

Colgate-Palmolive Company

ConAgra Foods, Inc.

Eli Lilly and Company

Fortune Brands, Inc.

General Mills, Inc.

The Hershey Company

Kellogg Company

Kimberly-Clark Corporation

Kraft Foods Inc.

Lorillard, Inc.

McDonald’s Corporation

Merck & Co., Inc.

PepsiCo, Inc.

Philip Morris International Inc. (1)

Reynolds American Inc.

Sara Lee Corporation

(1)	As described in our Proxy Statement filed with the SEC on April 9, 2010, although Philip Morris International Inc. (“PMI”) does not meet all of the criteria set forth above, we compete with PMI for executive talent.

The Altria Peer Group is a subset of the Compensation Survey Group that we use, along with major external indices (e.g., S&P 500), to assess financial performance for variable compensation purposes. The 2010 Altria Peer Group consists of 13 U.S.-headquartered consumer product companies that compete with our tobacco operating subsidiaries or otherwise have been selected on the basis of revenue or market capitalization:

Campbell Soup Company Colgate-Palmolive Company ConAgra Foods, Inc. Fortune Brands, Inc. General Mills, Inc. The Hershey Company Kellogg Company	Kimberly-Clark Corporation Kraft Foods Inc. Lorillard, Inc. PepsiCo, Inc. Reynolds American Inc. Sara Lee Corporation

2010 Elements of Executive Compensation Program

The Compensation Committee considers various factors in approving the amount of each element of compensation. One common factor influencing elements such as base salary increases, annual incentive awards and long-term incentive awards is individual performance in the previous year or other measuring period. These variable elements of compensation are payable only after the performance period – whether short or long-term – has ended and the Compensation Committee has assessed actual executive performance relative to stated goals. Each executive, including our named executive officers, is rated on a five-point scale, with only the top three ratings (“Good,” “Exceeds” and “Spectacular”) generally establishing eligibility for an increase or award. In accordance with our objective of a disciplined qualitative and quantitative performance assessment process, approximately 50% of the overall employee population receive a rating of “Good” or less, 40% receive a rating of “Exceeds,” and 10% receive a rating of “Spectacular.”

Base Salary

Base salary is the principal fixed annual element of executive compensation and is intended to provide financial stability to our executives. The Compensation Committee considers a number of factors when reviewing and setting base salaries for named executive officers, including each executive’s individual performance rating, level of responsibility, experience, the relationship between base salaries paid to other Company executives and the position of the executive’s base salary within the applicable base salary range. In addition, as appropriate, the Compensation Committee compares the base salaries paid to our executive officers to the base salaries paid to executive officers holding comparable positions at other companies in the Compensation Survey Group. Rather than assigning a numerical weight to each factor, the Compensation Committee analyzes all factors in the aggregate in reaching base salary determinations for our named executive officers.

Base salaries are relevant in establishing annual and long-term incentive award payouts and factor into retirement, group life insurance and certain other benefits available to all salaried employees. Base salaries typically are reviewed on an annual basis and increases generally are effective March 1. Historically, the Chairman and Chief Executive Officer’s salary has been adjusted every other year.

The 2010 base salary range for each of the Company’s named executive officers was as follows:

	2010 Base Salary Range
Salary Band	Minimum	Maximum
A	$910,000	$2,090,000
B	480,000	1,100,000

In 2010, Mr. Michael E. Szymanczyk, Chairman of the Board and Chief Executive Officer, was in salary band A. The other named executive officers – Mr. David R. Beran, Mr. Martin J. Barrington, Ms. Denise F. Keane and Mr. Craig A. Johnson – were in salary band B.

Annual Incentives

The Annual Incentive Award program is a cash-based, pay-for-performance plan for management employees, including our named executive officers. Each participant has an annual award target, which is based on salary band and expressed as a percentage of base salary. The award target is established during the annual benchmarking process and is paid only after both business and individual results are achieved at planned levels of performance. The 2010 Annual Incentive Award target percentages and target award ranges for executives in salary bands A and B were as follows:

2010 Annual Incentive Award Target Percentages and Target Award Ranges (1)

Salary Band	Award Target %	Target Award Ranges Associated with Individual Performance Rating
		Good	Exceeds	Spectacular
A	150%	128% – 158%	158% – 200%	217% – 292%
B	90%	77% – 95%	95% – 120%	130% – 175%

(1)	The award target percentage is stated as a percentage of base salary. Annual incentive target award ranges are stated as a percentage of base salary and assume that business results are at planned levels of performance reflected by an assigned performance rating of 100. These are target ranges only. There is no guarantee that an individual will receive an award. Actual awards paid vary based on an assessment of actual business performance and individual performance in the previous year.

In December of each year, the Compensation Committee reviews the financial and strategic performance of the Company, as well as the performance of each of our tobacco and wine businesses for that year. The primary financial metrics for Altria are adjusted diluted EPS growth and adjusted discretionary cash flow, as defined in footnote 1 below. The primary financial metrics for the tobacco businesses are adjusted operating companies income (“OCI”) and adjusted free cash flow. Adjusted free cash flow is a non-GAAP financial measure calculated as net cash provided by operating activities less capital expenditures, adjusted for special items. For 2010, each financial metric was weighted 50% for assessment purposes. The Committee generally expects adjusted diluted EPS and adjusted OCI growth as well as the attainment of certain minimum adjusted discretionary cash flow or adjusted free cash flow performance levels to be assured of payout for each of those financial metrics. The Committee also reviews net TSR and cost reduction results for consideration in its evaluation of overall performance.

After the financial metrics assessment is completed, the Committee evaluates the performance of each business against key strategic measures and any significant events during the year. Based on its overall review, the Compensation Committee assigns Annual Incentive Award ratings that are used to determine the size of the incentive award pool. Businesses that perform at planned levels of performance receive a rating of 100. Depending on performance, Annual Incentive Award ratings can range from 0 to 130.

Altria’s Annual Incentive Award rating, based on the 2010 financial and strategic performance described below, impacted the 2010 awards of our NEOs.

Key Financial Performance Factors

Measure	2010 Results
Altria EPS and Cash Flow

•       Altria’s 2010 adjusted diluted EPS increased 8.6% from $1.75 to $1.90, which exceeded Altria’s original 2010 guidance for adjusted diluted EPS growth as shown in the table below.

•       Altria’s adjusted discretionary cash flow of $3,169 million was within the target performance range as shown in the table below.

Key Measure	Target Range (millions, except per share data)	Actual Results
Adjusted Diluted EPS Growth	$0.10 – $0.14	$0.15
Adjusted Discretionary Cash Flow (1)	$2,953 – $3,263	$3,169

Altria TSR	Altria’s 2010 TSR was 32.9%, which significantly outpaced both the S&P 500’s return of 14.8%, as well as Altria’s Peer Group’s total return of 12.5%. Altria is one of only four companies whose TSR has exceeded the S&P 500’s return in each of the last eleven years.

Altria Dividends	The Company increased its regular quarterly dividend rate twice in 2010 for a total increase of 11.8%. The dividend rate increase reflects the Company’s intention to return a large amount of cash to shareholders in the form of dividends, and is consistent with the Company’s dividend payout ratio target of approximately 80% of its adjusted diluted EPS.

Altria Cost Savings	The Altria family of companies achieved $317 million in cost savings in 2010. These cost savings benefited shareholders by increasing earnings, improving efficiencies and allowing resources to be deployed in brand building initiatives, all of which strengthen the long-term financial profile of the Company.

(1)

2010 Adjusted Discretionary Cash Flow of $3,169 million is a non-GAAP financial measure determined by adjusting the 2010 increase in cash and cash equivalents of $443 million by (i) dividends paid on common stock of ($2,958) million, (ii) long-term debt issued of $1,007 million, (iii) long-term debt repaid of ($775) million, and (iv) repurchase of common stock of $0.

Measure	2010 Results
Business Segment Performance

•       The cigarettes segment delivered solid 2010 adjusted OCI growth through margin expansion.(2) The cigarettes segment’s 2010 adjusted OCI grew by 4.5% to $5,550 million, and adjusted operating companies income margins increased by 1.6pp to 38.3%. Marlboro delivered strong retail share results. Marlboro’s retail share increased 0.8 share points to 42.6%, as the brand benefited from the introductions of Marlboro Special Blend in the first quarter of 2010 and Marlboro Skyline Menthol in the fourth quarter of 2010.

•       The smokeless products segment delivered strong financial, volume and retail share results in 2010. The smokeless products segment’s adjusted OCI grew 30.9%. The combined, adjusted smokeless product shipment volume for U.S. Smokeless Tobacco Company (“USSTC”) and Philip Morris USA (“PM USA”) was estimated to be up 8%, and grew faster than the smokeless products category. Additionally, USSTC and PM USA grew their combined full-year retail share of the smokeless products category by 0.7 share points to 55.3%.

•       The cigars segment’s 2010 financial, volume and retail share results were negatively impacted by events in the aftermath of the 2009 Federal Excise Tax (“FET”) increase on tobacco products. John Middleton Co. (“Middleton”) observed increased competitive activity, including significantly higher levels of imported, low-priced machine made-large cigars. Middleton responded with promotional investments to defend its position in the marketplace. The cigars segment’s adjusted OCI declined 8.6% to $169 million, Middleton’s adjusted cigars shipment volume was down an estimated 4%, and Black & Mild’s retail share decreased 1.3 share points.

•       The wine segment delivered strong financial and volume results in 2010. The wine segment’s adjusted OCI increased 13.7%, reported shipment volume grew 11.3% and retail unit volume increased 5.6%. Ste. Michelle Wine Estates’ 2010 retail unit volume growth outpaced the total wine industry’s growth rate.

•       The financial services segment’s 2010 financial results were impacted by lower gains on asset sales. OCI for the financial services segment was $157 million, a decrease of $113 million, due primarily to lower gains on asset sales.

•       Altria’s three central support organizations – Altria Client Services, Altria Sales & Distribution (“ALS&D”) and Altria Consumer Engagement Services (“ALCES”) – efficiently provided support to the tobacco operating companies enabling them to focus on brand management and manufacturing.

(2)	Reconciliation of adjusted operating companies income and adjusted operating margins to the directly comparable GAAP measures are included in Altria’s earnings release furnished to the SEC on a Current Report on Form 8-K on January 27, 2011.

Taking into account the financial and strategic performance of Altria in 2010, the Compensation Committee assigned an Annual Incentive Award rating of 110 to the Company and used the 110 rating to determine the following 2010 award planning ranges for salary bands A and B:

2010 Annual Incentive Award Actual Ranges (1)

Award Ranges Associated with Individual Performance Rating
Salary Band	Good	Exceeds	Spectacular
A	141% – 174%	174% – 220%	239% – 321%
B	84% – 105%	105% – 132%	143% – 193%

(1)	Annual Incentive Award actual ranges are stated as a percentage of base salary and reflect the 110 Annual Incentive Award rating approved by the Compensation Committee. There is no guarantee that an individual will receive an award.

Long-Term Incentives

We award long-term incentives to senior executives through a combination of cash-based long-term performance incentive awards and equity awards, primarily restricted stock. The mix of these awards, which varies based on salary band, focuses executives on TSR, long-term operational performance and progress against strategic and societal objectives while remaining sensitive to shareholder dilution concerns. The cash based long-term incentives are based on the performance of the Company in total as opposed to the performance of each operating company. We pay the long-term incentive awards only after the Compensation Committee has assessed the actual performance rendered by the Company and concluded that the executive has delivered performance that meets the stated performance goals over the entire performance cycle.

2008-2010 Long-Term Cash Incentive Awards

Under the LTIP we use three-year long-term performance cycles that are end-to-end and do not overlap. This approach is consistent with the strategic planning process employed by our businesses. For each cycle the Committee approves long-term strategic performance goals for the Company that can only be measured effectively after completion of the cycle. Awards are payable to executives in cash only after the end of each three-year cycle, based on an assessment of overall corporate and individual performance during the entire award cycle. Each executive has an award target based on his or her salary band, normally expressed as a percentage of cumulative year-end base salaries over the three-year cycle.

Although the Committee takes the executive’s earnings opportunity under the LTIP into account when setting his or her compensation each year, that opportunity remains at risk until the end of the performance cycle.

The LTIP has been highly effective in meeting our objective of retaining world-class leaders even in an industry undergoing unique economic, legal and regulatory challenges, as demonstrated by this table:

Voluntary Resignations (Salary Band F and Above) During Recent LTIP Cycles (1)

Period	Applicable LTIP Cycle	Resignations
2004-2006	2004-2006 cycle	3.2%
2007	2007-2009 cycle (2)	1.9%
2008-2010	2008-2010 cycle	2.7%

(1)	Excludes retirements

(2)	Cycle truncated at the end of 2007 because of pending spin-off of PMI in early 2008

The Compensation Committee has considered alternative approaches, such as overlapping three-year cycles (with a new three-year cycle beginning each year), which would result in annual payouts versus payouts every three years following each end-to-end cycle. Although such an approach would result in less fluctuation of annual compensation to executives over time, the Compensation Committee believes that this reporting benefit would be outweighed by the diminished retention value and clarity of long-term performance incentives associated with the current plan design.

The 2008-2010 performance cycle of the LTIP rewarded achievement of key financial and strategic performance measures that were intended to create substantial value for shareholders. The primary financial measures were TSR and adjusted diluted EPS relative to the Compensation Survey Group, Altria Peer Group and the S&P 500. In addition, the Compensation Committee assessed key strategic objectives that it believes contributed to TSR over the 3-year period. These objectives and weighting are noted below:

Financial (50%)	Strategic (50%)
• Altria’s TSR growth • Altria’s adjusted diluted EPS growth

•       Relocate cigarette production to Richmond, VA and close the Cabarrus, NC plant no later than 2011

•       Reduce Sales, General and Administration (“SG&A”) costs year over year

•       Achieve smokeless category objectives (includes USSTC)

•       Execute a successful integration of Middleton

•       Implement a best in class program to reduce underage use of tobacco products intended for adults

Due to their competitively sensitive nature, specific details regarding these objectives are defined for the executives, but not disclosed publicly before the end of the cycle.

As established at the beginning of the performance cycle in 2008, the LTIP award target percentages and target award ranges for executives in salary bands A and B for the 2008-2010 performance cycle are as follows:

Long-Term Incentive Plan Award Target Percentages and Target Award Ranges (1)

Salary Band	Award Target %	Target Award Ranges Associated with Individual Performance
		Below	Achieves	Above
A	250%	0% – 225%	225% – 275%	275% +
B	200%	0% – 180%	180% – 220%	220% +

(1)	The award target percentage is stated as a percentage of cumulative year-end base salaries over the three-year performance cycle. Target award ranges are stated as a percentage of cumulative year-end base salaries over the three-year performance cycle and assume that business results are at planned levels of performance reflected by an assigned performance rating of 100. Different ranges apply at other business performance ratings. These are target ranges only. There is no guarantee that an individual will receive an award.

After the conclusion of each LTIP cycle, the Compensation Committee assesses the Company’s performance on each of the key measures and determines an LTIP rating for the entire three-year period. The LTIP rating is used to determine final LTIP funding and can range from 0 to 130.

The 2008-2010 LTIP cycle concluded on December 31, 2010. The LTIP awards reported in the Summary Compensation Table reflect a one-time payment based on performance over the entire three-year performance cycle. As a result, the Summary Compensation Table will show an increase in total compensation due to the LTIP awards paid in early 2011 and shown in the Long-Term Incentive Plan column for year 2010.

The following tables illustrate Altria’s performance against the financial goals.

	3-Year TSR (12/31/2007 to 12/31/2010)		Adjusted Diluted EPS
			Goal	Actual
Altria	28.6%	2010	$1.85-$1.89	$1.90
2010 Compensation Survey Group	11.0%	2009	$1.70-$1.75	$1.75
Altria Peer Group	7.3%	2008	$1.63-$1.67	$1.65
S&P 500	-8.3%

The Company delivered strong performance results for each of the strategic objectives as well. PM USA successfully completed the consolidation of the two largest U.S. cigarette manufacturing facilities into a single facility ahead of schedule and under budget. Altria achieved $460 million in SG&A cost reductions during the performance period which was favorable to the LTIP target. Targets were met in the smokeless category while key financial results for Middleton fell below expectations based on events in the aftermath of the 2009 federal excise tax increase on tobacco products and increased competitive activity. Lastly, the Company met all of the goals defined to establish a best in class program to reduce underage use of products intended for adults.

Taking into account the financial and strategic performance of the Company, the Compensation Committee assigned an LTIP rating of 115 to the Company and used the 115 rating to determine the following 2008-2010 award planning ranges for salary bands A and B:

Long-Term Incentive Plan Award Actual Ranges (1)

Award Ranges Associated with Individual Performance
Salary Band	Below	Achieves	Above
A	0% – 259%	259% – 316%	316% +
B	0% – 207%	207% – 253%	253% +

(1)	Actual award ranges are stated as a percentage of cumulative year-end base salaries over the three-year performance cycle and reflect the 115 LTIP rating assigned by the Compensation Committee. There is no guarantee that an individual will receive an award.

Equity Awards

Equity awards are intended to enhance the retention of executives and their commitment to increasing long-term shareholder value and building stock ownership. The Company has awarded shares of restricted or deferred stock rather than stock options since 2003 because they:

•	establish a relationship between our cost and the value ultimately delivered to executives that is both more direct and more visible than stock options; and

•	require the use of substantially fewer shares than stock options to deliver equivalent value, resulting in an annual Company run rate (number of stock options, restricted and deferred shares granted in the calendar year as a percentage of all shares outstanding) in 2010 of 0.1% and a total 2010 year-end overhang (number of unexercised stock options and unvested deferred stock as a percentage of all shares outstanding) of 0.2%.

Equity awards generally vest three or more years after the date of the award, subject to earlier vesting on death, disability or normal retirement. The multi-year vesting period provides us with a means of both retaining and motivating executives and promoting long-term performance aspirations. Recipients receive cash dividends or dividend equivalents on unvested shares of restricted or deferred stock in order to more fully align the interests of executives with those of our shareholders.

The Compensation Committee reviews and approves equity award recommendations annually at its January meeting. The awards are granted on the date of approval. The value of shares awarded is based on an evaluation of each executive’s performance and potential to advance within the organization. The number of shares awarded is based on the fair market value of our stock on the date of grant.

For 2010, the equity award ranges for our named executive officers in salary band B were as follows:

2010 Equity Award Ranges

Individual Performance
Salary Band	Good	Exceeds	Spectacular
B	$885,000 – $1,475,000	$1,475,000 – $1,843,800	$1,843,800 – $2,212,500

The Compensation Committee historically has exercised discretion in making equity awards for the Chairman and Chief Executive Officer (salary band A) based on a cumulative equity award strategy and its assessment of competitive data. With respect to Mr. Szymanczyk, the Compensation Committee reviewed an analysis of various equity award scenarios, including past practices of those companies within the Compensation Survey Group, in order to establish both an appropriate range of awards as well as an appropriate cumulative equity award size over his expected period of service as Chairman and Chief Executive Officer. The Compensation Committee also took into account Mr. Szymanczyk’s individual performance as described below.

Perquisites

The perquisites that the Company provides to its named executive officers are modest, representing less than 3% of salary band A compensation and less than 1% of salary band B compensation. The perquisites received by our named executive officers in 2010 are set forth in the “All Other Compensation” table below. In addition to these perquisites, our named executive officers received the same benefits that were available to our salaried employees generally. For reasons of security and personal safety, Mr. Szymanczyk is required to use Company aircraft for all air travel. Pursuant to a time-sharing agreement that took effect in 2009, Mr. Szymanczyk reimburses the Company for annual personal aircraft usage in excess of $300,000. Mr. Szymanczyk does not make personal use of a Company driver or automobile. The Compensation Committee considers the value of Mr. Szymanczyk’s personal aircraft usage in determining his total annual compensation.

Post-Termination Benefits and Change in Control Payments

The Company provides post-termination benefits to the named executive officers including retirement benefits and termination payments, as well as payments upon a change in control.

Retirement Benefits

The named executive officers participate in certain qualified and non-qualified retirement plans, which the Committee believes promote executive retention and provide the opportunity for financial security in retirement. These retirement benefits are discussed in more detail in the narrative following the Pension Benefits table (pages 63 to 64) and the Non-Qualified Deferred Compensation table (pages 65 to 66).

Change in Control Payments

Our 2005 and 2010 Performance Incentive Plans provide for the vesting and acceleration of certain elements of compensation immediately upon a change in control regardless of whether the executive resigns or is terminated. This structure will best ensure that executives can focus on delivering shareholder value during a period of uncertainty. It further provides executives with the same opportunities as shareholders of the Company, who are free to sell their equity at the time of the change of control and to realize the value created at the time of the transaction, and it ensures that continuing executives are treated the same as terminated executives. The details of these provisions are discussed in the “Payments Upon Change in Control or Termination of Employment” section (pages 66 to 68).

Termination Payments

The Severance Pay Plan for Salaried Employees is intended to provide an opportunity for financial protection against the unexpected event of an involuntary termination of employment. The details of this plan also are discussed in the “Payments Upon Change in Control or Termination of Employment” section.

2010 Executive Compensation Decisions

In addition to assessing actual Company and individual performance against stated goals during the relevant performance periods, the Compensation Committee looks at comprehensive contextual information when making executive compensation decisions, including, but not limited to, industry market data, relevant historical context of compensation decisions and potential wealth accumulation. The Committee reviewed tally sheets for each of the NEOs that included many of these data points.

The assessment of the individual performance of each of our named executive officers in 2010 is discussed below. Based on this assessment and the plan designs described in “2010 Elements of Executive Compensation Program,” the Compensation Committee approved the compensation paid or awarded to our named executive officers included in the compensation tables. In the case of each executive, individual awards were within the performance-based ranges specified for each element of compensation discussed above.

Mr. Michael E. Szymanczyk.    Mr. Szymanczyk served as Chairman of the Board and Chief Executive Officer of the Company. He led the Company as it achieved financial performance and cost savings goals across the operating and service companies in the challenging economic, regulatory and competitive environment of the last three years.

In the long-term and annual performance periods for fixed and variable compensation covered by those three years, Altria achieved TSR growth of 30.7% (Post-2008 PMI spin-off - 2010) and 32.9% (2010) and adjusted diluted EPS growth of 26.7% (2008-2010) and 8.6% (2010). Altria also achieved $954 million in cost savings over the three-year period from SG&A and manufacturing optimization cost reduction initiatives across the Altria family of companies, while completing the successful integration of UST Inc. (“UST”). Under Mr. Szymanczyk’s leadership, the UST acquisition was accretive to Altria’s 2010 adjusted diluted EPS.

Finally, during 2010, Mr. Szymanczyk designed and implemented a focused senior officer structure to enhance the Company’s responsiveness to evolving regulatory and marketplace opportunities and to continue to develop future leadership capability for the Company.

Mr. David R. Beran.    Mr. Beran served as Executive Vice President and Chief Financial Officer of the Company. His responsibilities included oversight of Finance, Information Systems, Purchasing and Philip Morris Capital Corporation. His significant contributions were the development of effective balance sheet management strategies that resulted in lower debt costs and sufficient cash availability to fund a billion dollar share repurchase program planned for 2011, seamless implementation of new regulatory requirements and continued effective leadership over the companies’ cost reduction efforts. Mr. Beran also played a critical role in helping Altria’s operating companies evolve their pricing strategies to deal effectively with ongoing adverse economic conditions.

Mr. Martin J. Barrington.    Mr. Barrington served as Executive Vice President and Chief Compliance and Administrative Officer of the Company. His significant contributions included guiding the continued expansion of the Regulatory Affairs department to keep pace with the development of FDA regulations, engaging with FDA on important issues for FDA determination and providing strategic oversight for the Company’s government affairs efforts on excise taxes and other issues. He also oversaw effective implementation of new policies and procedures in USSTC, Ste. Michelle Wine Estates Ltd. and Middleton.

Ms. Denise F. Keane.    Ms. Keane served as Executive Vice President and General Counsel of the Company. Her responsibilities included management of all the diverse litigation challenges faced by Altria and its operating companies, including significant tobacco and health litigation at the state and federal levels. Additionally, Ms. Keane led the Company’s effort to effectively and efficiently expand its legal infrastructure to accommodate evolving litigation and regulatory requirements.

Mr. Craig A. Johnson.    Mr. Johnson served as Executive Vice President of the Company. His responsibilities included oversight of PM USA, USSTC, Middleton, ALS&D and ALCES. Mr. Johnson provided critical oversight as PM USA, USSTC, ALS&D and ALCES transitioned to new leadership as the Company completed its restructuring. Additionally, he played a critical role in connecting new operating company leadership with key customers, and in evaluating, evolving and eliminating infrastructure in ALCES.

Additionally, the Compensation Committee increased the base salaries of the named executive officers based on the criteria noted in the “Base Salary” section above as follows:

2010 Base Salary Increases (1)

Named Executive Officer	2009 Salary	2010 Salary	Increase %	Effective Date
Mr. Michael E. Szymanczyk	$1,300,000	$1,300,000	0.0%	3/1/2010
Mr. David R. Beran	$764,400	$810,300	6.0%	3/1/2010
Mr. Martin J. Barrington	$705,400	$747,700	6.0%	3/1/2010
Ms. Denise F. Keane	$705,400	$737,100	4.5%	3/1/2010
Mr. Craig A. Johnson	$740,000	$769,600	4.0%	3/1/2010

(1)	Effective March 1, 2011, each of the following named executive officers received a merit increase resulting in base salaries as follows: Mr. Szymanczyk, $1,350,000; Mr. Beran, $835,000; Mr. Barrington, $795,000; Ms. Keane, $790,000; and Mr. Johnson, $785,000.

Stock Ownership Guidelines and Restriction on Hedging

We have established stock ownership guidelines under which an executive is expected to hold common stock until his or her termination of employment in an amount equal to a multiple of base salary as determined by his or her position. These guidelines are expressed as a number of shares and a dollar value. Ownership requirements can be satisfied by meeting the lesser of the required number of shares or dollar value. The guidelines are based on the applicable multiple of the salary in effect as of the beginning of the year in which the executive became subject to the guidelines and are set at 12 times base salary for salary band A and 6 times base salary for salary band B. The required number of shares is calculated by multiplying the applicable multiple by the base salary and then dividing by the current stock price. The required dollar value is based on the current value of stock owned. For the purpose of these guidelines, stock ownership includes shares over which the executive has direct or indirect ownership or control, including restricted and deferred stock, but does not include unexercised stock options. Executives are expected to meet their ownership guidelines within five years of becoming subject to the guidelines. As of December 31, 2010, all of our named executive officers were on target to satisfy their stock ownership requirement within the required timeframe. Our named executive officers are not permitted to engage in hedging activities with respect to our stock.

Tax and Accounting Considerations

In addition to our executive compensation objectives and design principles, we also consider tax and accounting treatment when designing our program. An important tax consideration is Section 162(m) of the Internal Revenue Code, which limits our ability to deduct compensation paid to covered officers for tax purposes to $1.0 million annually. Covered officers include the principal executive officer and the Company’s next three highest paid executive officers, other than the Company’s principal financial officer. However, this limitation does not apply to performance-based compensation, provided certain conditions are satisfied. We have taken appropriate actions, to the extent feasible, to preserve the deductibility of annual and long-term cash incentive awards and equity awards. The restricted stock grants that the Compensation Committee awarded to our covered officers in January 2010, the 2010 Annual Incentive Awards and the 2008-2010 LTIP awards were subject to, and made in accordance with, performance-based compensation arrangements previously implemented that were intended to qualify as tax-deductible. However, notwithstanding this general policy, the Compensation Committee has authorized, and continues to retain the discretion to authorize, other payments that may not be deductible if it believes that they are in the best interests of our shareholders. Such determinations include, for example, payment of a base salary to an officer that exceeds $1.0 million, with the result that a portion of such officer’s base salary exceeds the deductibility limit. In addition, a covered officer’s compensation has exceeded the $1.0 million deductibility limit because of other elements of annual compensation, such as vesting of certain restricted or deferred stock grants, other non-performance-based stock grants, dividends or dividend equivalents paid on certain restricted or deferred stock and perquisites.

Policy Regarding the Adjustment or Recovery of Compensation

We have adopted a policy providing for the adjustment or recovery of compensation in certain circumstances. If the Board or an appropriate committee of the Board determines that, as a result of a restatement of our financial statements, an executive has received more compensation than would have been paid absent the incorrect financial statements, the Board or its committee, in its discretion, shall take such action as it deems necessary or appropriate to address the events that gave rise to the restatement and to prevent its recurrence. Such action may include, to the extent permitted by applicable law, in appropriate cases, requiring partial or full reimbursement of any bonus or other incentive compensation paid to the executive, causing the partial or full cancellation of restricted stock or deferred stock awards and outstanding stock options, adjusting the future compensation of such executive and dismissing or taking legal action against the executive, in each case as the Board or its committee determines to be in the best interests of the Company and our shareholders. The Board has designated the Compensation Committee to implement this policy. Our restricted and deferred stock award agreements include similar provisions.

Executive Compensation Program Changes for 2011

Effective January 1, 2011, the Company established a non-qualified grantor trust (the “Trust”), commonly known as a “rabbi trust,” to provide a limited amount of financial security for the participants’ unfunded benefits under the Benefit Equalization Plan and Supplemental Management Employees’ Retirement Plan (together, “the supplemental plans”) in the event of a change in control of the Company. The Trust is unfunded unless triggered by a change in control. In such an event, Trust assets would still be subject to the claims of general creditors of the Company in cases of insolvency and bankruptcy. The obligations of the Company for benefits earned under the supplemental plans will be unsecured obligations and will rank equally with other unsecured and unsubordinated indebtedness of the Company. The Trust does not provide additional benefits or enhancements to the participants in the supplemental plans.

Effective January 25, 2011, as a condition to eligibility to receive the 2011 restricted or deferred stock awards, each of our named executive officers was required to execute a confidentiality and non-competition agreement, a form of which was an exhibit to Altria’s Current Report on Form 8-K filed with the SEC on January 27, 2011.

Summary Compensation Table

The following table sets forth information concerning the cash and non-cash compensation of our named executive officers for 2010, 2009 and 2008.

Summary Compensation Table

Name and Principal Position	Year	Salary	Stock Awards Grant Value (2)	Non-Equity Incentive Plans		Change in Pension Value		All Other Compensation (5)	Total
				Annual Incentive Plan	Long-Term Incentive Plan (3)
		$	$	$	$	$		$	$
Michael E. Szymanczyk,	2010	1,300,000	4,975,000	3,250,000	10,752,500	3,273,309		495,910	24,046,719
Chairman of the Board and Chief Executive Officer, Altria Group, Inc.	2009	1,283,333	4,212,500	3,000,000	—	3,452,126		496,203	12,444,162
	2008	1,200,000	6,656,709	2,800,000	—	4,144,336	(4)	963,449	15,764,494
David R. Beran,	2010	802,650	1,750,006	1,225,000	5,153,800	771,855		145,404	9,848,715
Vice Chairman, Altria Group, Inc. (as of January 1, 2011) (1)	2009	759,500	4,200,351	1,200,000	—	1,386,156		138,619	7,684,626
	2008	721,325	1,327,948	950,000	—	2,378,877	(4)	169,138	5,547,288
Martin J. Barrington,	2010	740,650	1,600,159	1,025,000	4,749,100	926,617		136,887	9,178,413
Vice Chairman, Altria Group, Inc. (as of January 1, 2011) (1)	2009	700,333	3,500,186	1,000,000	—	747,032		129,639	6,077,190
	2008	662,500	1,000,183	825,000	—	561,371	(4)	189,698	3,238,752
Denise F. Keane,	2010	731,817	1,550,011	1,000,000	4,724,700	929,756		140,022	9,076,306
Executive Vice President and General Counsel, Altria Group, Inc.	2009	700,333	3,000,228	900,000	—	768,586		136,350	5,505,497
	2008	662,500	1,000,183	825,000	—	857,018	(4)	163,915	3,508,616

Craig A. Johnson,	2010	764,667	1,250,118	850,000	4,412,900	1,132,524		135,199	8,545,408
Executive Vice President, Altria Group, Inc.	2009	735,958	1,200,057	850,000	—	1,035,308		148,694	3,970,017
	2008	685,650	2,600,083	825,000	—	1,183,612	(4)	161,564	5,455,909

(1)	As of December 31, 2010, Mr. Beran was Executive Vice President and Chief Financial Officer, Altria Group, Inc. and Mr. Barrington was Executive Vice President and Chief Compliance & Administrative Officer, Altria Group, Inc. As previously reported, effective January 1, 2011, Mr. Howard A. Willard III became the Executive Vice President and Chief Financial Officer of the Company. The 2011 compensation decisions for Mr. Willard are described in Altria’s Current Report on Form 8-K filed with the SEC on January 27, 2011.

(2)	The amount in the Stock Awards Grant Value column is the grant date fair value of stock awards determined pursuant to Financial Accounting Standards Board (“FASB”) Topic 718. The assumptions used by the Company in calculating these amounts are incorporated herein by reference to Note 2 to the Company’s consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

(3)	The 2008-2010 LTIP cycle concluded on December 31, 2010. The LTIP uses three-year performance cycles that are end-to-end and do not overlap. Awards are payable to executives in cash only after the end of the three-year cycle, based on an assessment of overall corporate and individual performance during the entire award cycle. Consequently, awards reflect a cumulative lump sum payment for performance over the entire three-year performance period, which is why LTIP awards are not identified for 2009 and 2008. The table below illustrates how the value is allocable over the three-year performance period.

2008-2010 LTIP Payment Allocated Over the Three-year Performance Period

				Non-Equity Incentive Plans
Name and Principal Position	Year	Salary	Stock Awards Grant Value (b)	Annual Incentive Plan	2008-2010 Long-Term Incentive Plan (c)	Change in Pension Value		All Other Compensation (e)	Total
		$	$	$	$	$		$	$
Michael E. Szymanczyk,	2010	1,300,000	4,975,000	3,250,000	3,737,500	3,273,309		495,910	17,031,719
Chairman of the Board and Chief Executive Officer, Altria Group, Inc.	2009	1,283,333	4,212,500	3,000,000	3,737,500	3,452,126		496,203	16,181,662
	2008	1,200,000	6,656,709	2,800,000	3,277,500	4,144,336	(d)	963,449	19,041,994
David R. Beran,	2010	802,650	1,750,006	1,225,000	1,863,700	771,855		145,404	6,558,615
Vice Chairman, Altria Group, Inc. (as of January 1, 2011) (a)	2009	759,500	4,200,351	1,200,000	1,758,100	1,386,156		138,619	9,442,726
	2008	721,325	1,327,948	950,000	1,532,000	2,378,877	(d)	169,138	7,079,288
Martin J. Barrington,	2010	740,650	1,600,159	1,025,000	1,719,700	926,617		136,887	6,149,013
Vice Chairman, Altria Group, Inc. (as of January 1, 2011) (a)	2009	700,333	3,500,186	1,000,000	1,622,400	747,032		129,639	7,699,590
	2008	662,500	1,000,183	825,000	1,407,000	561,371	(d)	189,698	4,645,752
Denise F. Keane,	2010	731,817	1,550,011	1,000,000	1,695,300	929,756		140,022	6,046,906
Executive Vice President and General Counsel, Altria Group, Inc.	2009	700,333	3,000,228	900,000	1,622,400	768,586		136,350	7,127,897
	2008	662,500	1,000,183	825,000	1,407,000	857,018	(d)	163,915	4,915,616
Craig A. Johnson,	2010	764,667	1,250,118	850,000	1,770,100	1,132,524		135,199	5,902,608
Executive Vice President, Altria Group, Inc.	2009	735,958	1,200,057	850,000	1,648,800	1,035,308		148,694	5,618,817
	2008	685,650	2,600,083	825,000	994,000	1,183,612	(d)	161,564	6,449,909

(a)	See footnote 1 of the Summary Compensation Table.
(b)	See footnote 2 of the Summary Compensation Table.
(c)	This column shows the effect of the 2008-2010 LTIP payments allocated over each of the three years of the performance cycle instead of the award paid as a lump sum at the end of the performance period as shown in the Summary Compensation Table. Allocations are based on year-end salaries, percentage targets for each salary band and the respective time in each salary band.
(d)	See footnote 4 of the Summary Compensation Table.
(e)	See footnote 5 of the Summary Compensation Table.

(4)	As a result of changes made effective January 1, 2008 in the Company’s supplemental pension arrangements, the change in pension value for 2008 was calculated on an adjusted basis to ensure a consistent reporting method. Specifically, as explained in the narrative accompanying the Pension Benefits table, before January 1, 2008, the Company provided the named executive officers and certain other executives with current cash payments (“Target Payments”) rather than unfunded supplemental pension plan accruals. Effective January 1, 2008, Target Payments were eliminated and replaced by unfunded accruals under the Benefit Equalization Plan (“BEP”). This change from year-to-year cash payments to pension plan accruals resulted in a change in the method for determining the present value of benefits. For consistency, the 2008 change in pension value was measured by the difference in present values (as determined in the manner described in footnote 2 of the Pension Benefits table) at the end of year 2007 and 2008 pension measurement dates assuming that the plan design in place at the 2008 measurement date, including the post-2004 accruals under the BEP, had also been in place on the 2007 measurement date.

Absent applying the consistent approach described above in determining the 2008 increases in pension values, differences in the methods used for determining end of year 2008 present values and prior year present values would overstate the increase in the value of benefits attributable to employment during 2008. The Target Payments were accounted for as an annual compensation expense, while the BEP present values anticipate the effects of future events, such as early retirement eligibility. For Mr. Szymanczyk, the 2008 increment that would have resulted if a consistent approach had not been used is $6,277,784; for Mr. Beran the increment is $7,227,983; for Mr. Barrington the increment is $1,005,894; for Ms. Keane the increment is $660,408; and for Mr. Johnson the increment is $410,480. The consistent approach applied in determining the “Change in Pension Value” shown in the Summary Compensation Table excludes these increments in order to more accurately reflect the actual 2008 change.

(5)	Details of All Other Compensation for each of the named executive officers appear in the All Other Compensation table shown below.

All Other Compensation

Named Executive Officer	Year	Allocation to Defined Contribution Plans (a)	Reimbursement for Taxes on Assets Held for Retirement (b)	Personal Use of Company Aircraft (c)	Car Expenses (d)	Relocation (e)	Other Perquisites (f)	Total
		$	$	$	$	$	$	$
Michael E. Szymanczyk	2010	195,000	—	300,000	—	—	910	495,910
	2009	192,500	—	300,000	—	—	3,703	496,203
	2008	180,000	208,860	572,259	—	—	2,330	963,449
David R. Beran	2010	120,398	—	—	18,538	—	6,468	145,404
	2009	113,925	—	—	18,394	—	6,300	138,619
	2008	108,199	28,600	—	19,789	—	12,550	169,138
Martin J. Barrington	2010	111,098	—	—	12,489	—	13,300	136,887
	2009	105,050	—	—	14,589	—	10,000	129,639
	2008	99,375	15,786	—	16,846	44,391	13,300	189,698
Denise F. Keane	2010	109,773	—	—	16,949	—	13,300	140,022
	2009	105,050	—	—	18,000	—	13,300	136,350
	2008	99,375	31,548	—	19,692	—	13,300	163,915
Craig A. Johnson	2010	114,700	—	—	14,539	—	5,960	135,199
	2009	110,394	—	—	25,000	—	13,300	148,694
	2008	102,847	20,443	—	24,974	—	13,300	161,564

(a)	The amounts shown are for Company allocations to tax-qualified and non-qualified supplemental defined contribution plans.

(b)	The amounts shown are reimbursements during 2008 on a portion of prior year earnings on assets held in trusts of or paid to individual named executive officers. These assets and reimbursement payments offset amounts otherwise payable by us or our operating subsidiaries for vested pre-2005 benefits under supplemental retirement plans and are not intended to increase total promised benefits. No payments were made in 2010 and 2009 because these payments were discontinued after 2008.

(c)	For reasons of security and safety, Mr. Szymanczyk is required to use Company aircraft for all air travel. As such, Mr. Szymanczyk is provided an annual allowance of $300,000 for personal aircraft usage, which the Compensation Committee considers in determining his total annual compensation. The amounts shown are the incremental cost of personal use of Company aircraft and include the cost of trip-related crew hotels and meals, in-flight food and beverages, landing and ground handling fees, hourly maintenance contract costs, hangar or aircraft parking costs, fuel costs based on the average annual cost of fuel per hour flown and other smaller variable costs. Fixed costs that would be incurred in any event to operate Company aircraft (e.g., aircraft purchase costs, depreciation, maintenance not related to personal trips and flight crew salaries) are not included. Mr. Szymanczyk is responsible for his own taxes on the imputed taxable income resulting from personal use of the Company aircraft.

(d)	Mr. Szymanczyk does not make personal use of a Company driver or automobile. For Messrs. Beran, Barrington and Johnson and Ms. Keane, amounts include the annual cost of providing a leased vehicle and operating expenses, including insurance, maintenance and repairs. Executives are responsible for their own taxes on the imputed taxable income resulting from personal use of Company cars and car expenses.

(e)	The amount shown is associated with Mr. Barrington’s repatriation from Switzerland in 2007.

(f)	Includes expenses for home security, financial counseling and/or executive physicals. The cost of the Company-provided home security system for Mr. Szymanczyk in 2010 was $910. The other NEOs do not receive this perquisite. Mr. Szymanczyk does not utilize the financial counseling perquisite. The 2010 financial counseling expense for all other NEOs includes $3,168 for Mr. Beran, $10,000 for Mr. Barrington, $10,000 for Ms. Keane and $2,660 for Mr. Johnson. The opportunity for a physical examination is offered to all salaried employees under the Company’s medical plan at 100% coverage without a deductible. For Band F and above employees, the Company offers the opportunity to receive an annual executive physical examination at a cost to the Company of $3,300. Each NEO, except for Mr. Szymanczyk, took advantage of that opportunity.

Grants of Plan-Based Awards during 2010

Name and Principal Position	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (2) (#)	Grant Date Fair Value of Stock Awards ($)
		Threshold ($)	Target ($)	Maximum ($)
Michael E. Szymanczyk,	1/26/2010				250,000	4,975,000
Chairman of the Board and Chief Executive Officer, Altria Group, Inc.	2010	—	1,950,000	10,000,000

David R. Beran,	1/26/2010				87,940	1,750,006
Vice Chairman, Altria Group, Inc. (as of January 1, 2011)	2010	—	729,270	10,000,000

Martin J. Barrington,	1/26/2010				80,410	1,600,159
Vice Chairman, Altria Group, Inc. (as of January 1, 2011)	2010	—	672,930	10,000,000

Denise F. Keane,	1/26/2010				77,890	1,550,011
Executive Vice President and General Counsel, Altria Group, Inc.	2010	—	663,390	10,000,000

Craig A. Johnson,	1/26/2010				62,820	1,250,118
Executive Vice President, Altria Group, Inc.	2010	—	692,640	10,000,000

(1)	The numbers in these columns represent the range of potential awards as of the time of the grant. Actual awards paid under the Non-Equity Annual Incentive Plan for 2010 are found in the Annual Incentive Plan column of the Summary Compensation Table.

(2)	All named executive officers received restricted stock awards on January 26, 2010. The grant date fair market value shown for the awards was determined by using the average of the high and the low trading prices of our stock on the grant date. On January 26, 2010, the average of the high and low trading prices of our stock was $19.90. The closing price of our stock on that date was $19.96. The restricted stock awards granted on January 26, 2010 are scheduled to vest on February 7, 2013. Dividends on restricted stock are paid quarterly throughout the restriction period.

In addition, on January 25, 2011, each of our named executive officers received restricted or deferred stock awards, with respective grant date fair values as follows: Mr. Szymanczyk, 210,000 deferred shares, $5,108,250; Mr. Beran, 74,000 restricted shares, $1,800,050; Mr. Barrington, 67,840 restricted shares, $1,650,208; Ms. Keane, 67,840 restricted shares, $1,650,208; and Mr. Johnson, 51,390 restricted shares, $1,250,062. On January 25, 2011, the average of the high and low trading prices of our stock was $24.325. The closing price of our stock on that date was $24.29. Please refer to Altria’s Current Report on Form 8-K filed on January 27, 2011 for a discussion of the restricted stock awarded to Mr. Willard.

Outstanding Equity Awards (Altria) as of December 31, 2010

	Option Awards			Stock Awards
Name and Principal Position	Number of Securities Underlying Unexercised Options Exercisable (#)	Option Exercise Price ($)	Option Expiration Date	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested (1) (2) (#)	Market Value of Shares or Units of Stock That Have Not Vested (3) ($)
Michael E. Szymanczyk,				1/26/2010	250,000	6,155,000
Chairman of the Board and Chief Executive Officer, Altria Group, Inc.				1/27/2009	250,000	6,155,000
				4/23/2008	200,000	4,924,000
				1/30/2008	94,538	2,327,526

David R. Beran,				1/26/2010	87,940	2,165,083
Vice Chairman, Altria Group, Inc. (as of January 1, 2011)				12/31/2009	126,720	3,119,846
				1/27/2009	100,900	2,484,158
				1/30/2008	57,045	1,404,448

Martin J. Barrington,				1/26/2010	80,410	1,979,694
Vice Chairman, Altria Group, Inc. (as of January 1, 2011)				12/31/2009	101,370	2,495,729
				1/27/2009	89,030	2,191,919
				1/30/2008	42,965	1,057,798

Denise F. Keane,				1/26/2010	77,890	1,917,652
Executive Vice President and General Counsel, Altria Group, Inc.				12/31/2009	76,030	1,871,859
				1/27/2009	89,030	2,191,919
				1/30/2008	42,965	1,057,798

Craig A. Johnson,				1/26/2010	62,820	1,546,628
Executive Vice President, Altria Group, Inc.				1/27/2009	71,220	1,753,436
				4/23/2008	67,330	1,657,665
				1/30/2008	47,252	1,163,344

(1)	These awards are scheduled to vest according to the following schedule:

Grant Date	100% of Award Vests On
1/26/2010	2/7/2013
12/31/2009	12/30/2014
1/27/2009	2/9/2012
4/23/2008	4/23/2013
1/30/2008	2/11/2011

(2)	Dividends and dividend equivalents earned in 2010 on outstanding Altria restricted and deferred stock awards for each of our named executive officers were as follows: Mr. Szymanczyk, $1,160,025; Mr. Beran, $544,003; Mr. Barrington, $458,112; Ms. Keane, $417,436; and Mr. Johnson, $362,988.

(3)	Based on the closing market price of Altria’s common stock on December 31, 2010 of $24.62.

Outstanding Equity Awards (Kraft) as of December 31, 2010

(Altria equity awards granted before 2007 were split into Altria and Kraft equity awards upon the 2007 spin-off of Kraft by Altria)

	Option Awards			Stock Awards
Name and Principal Position	Number of Securities Underlying Unexercised Options Exercisable (#)	Option Exercise Price ($)	Option Expiration Date	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Michael E. Szymanczyk,	26,554	26.780	1/31/2011
Chairman of the Board and Chief Executive Officer, Altria Group, Inc.	95,614	25.606	1/31/2011
	37,948	25.606	6/12/2011
	28,264	29.185	6/12/2011
	33,924	30.668	6/12/2011
	32,260(1)	31.000	6/12/2011

David R. Beran,	5,810(1)	31.000	6/12/2011
Vice Chairman, Altria Group, Inc. (as of January 1, 2011)

Martin J. Barrington,
Vice Chairman, Altria Group, Inc. (as of January 1, 2011)

Denise F. Keane,	5,970(1)	31.000	6/12/2011
Executive Vice President and General Counsel, Altria Group, Inc.

Craig A. Johnson,	6,300(1)	31.000	6/12/2011
Executive Vice President, Altria Group, Inc.

(1)	On February 23, 2007, outstanding Kraft stock options issued by Altria to executives who were not employed by Kraft at the time of the grant were converted to cash-settled stock appreciation rights. Otherwise, the terms and conditions, grant price and expiration date remain unchanged.

Stock Option Exercises and Stock Vested (Altria) during 2010

	Option Awards		Stock Awards
Name and Principal Position	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Michael E. Szymanczyk,	321,242	1,390,255	33,564	656,847
Chairman of the Board and Chief Executive Officer, Altria Group, Inc.

David R. Beran,	—	—	20,253	396,351
Vice Chairman, Altria Group, Inc. (as of January 1, 2011)

Martin J. Barrington,	—	—	11,166	218,519
Vice Chairman, Altria Group, Inc. (as of January 1, 2011)

Denise F. Keane,	33,960	343,291	10,686	209,125
Executive Vice President and General Counsel, Altria Group, Inc.

Craig A. Johnson,	—	—	18,228	356,722
Executive Vice President, Altria Group, Inc.

On February 11, 2011, vesting restrictions lapsed for the following Altria restricted and deferred stock awards granted in 2008 with a value on the vest date as follows: Mr. Szymanczyk, 94,538 shares, $2,292,074; Mr. Beran, 57,045 shares, $1,383,056; Mr. Barrington, 42,965 shares, $1,041,686; Ms. Keane, 42,965 shares, $1,041,686; and Mr. Johnson, 47,252 shares, $1,145,625. Values are based on $24.245, the average of the high and low price of Altria’s common stock on February 11, 2011.

Stock Option Exercises and Stock Vested (Kraft) during 2010

	Option Awards		Stock Awards
Name and Principal Position	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Michael E. Szymanczyk, Chairman of the Board and Chief Executive Officer, Altria Group, Inc.	—	—	—	—

David R. Beran, Vice Chairman, Altria Group, Inc. (as of January 1, 2011)	—	—	—	—

Martin J. Barrington, Vice Chairman, Altria Group, Inc. (as of January 1, 2011)	—	—	—	—

Denise F. Keane, Executive Vice President and General Counsel, Altria Group, Inc.	23,501	289,969	—	—

Craig A. Johnson, Executive Vice President, Altria Group, Inc.	—	—	—	—

Stock Option Exercises and Stock Vested (PMI) during 2010

	Option Awards		Stock Awards
Name and Principal Position	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Michael E. Szymanczyk,	89,864	812,091	33,564	1,646,818
Chairman of the Board and Chief Executive Officer, Altria Group, Inc.

David R. Beran,	—	—	20,253	993,713
Vice Chairman, Altria Group, Inc. (as of January 1, 2011)

Martin J. Barrington,	—	—	11,166	547,860
Vice Chairman, Altria Group, Inc. (as of January 1, 2011)

Denise F. Keane,	75,658	2,145,316	10,686	524,309
Executive Vice President and General Counsel, Altria Group, Inc.

Craig A. Johnson,	—	—	18,228	894,357
Executive Vice President, Altria Group, Inc.

The Pension Benefits table and the Non-Qualified Deferred Compensation table below generally reflect amounts accumulated as a result of service over the named executive officer’s full career with the Company. The increments related to 2010 are reflected in the “Change in Pension Value” column of the Summary Compensation Table above or, in the case of defined contribution plans, the “Allocation to Defined Contribution Plans” column of the All Other Compensation table.

PENSION BENEFITS

Name and Principal Position	Plan Name	Number of Years of Credited Service (1) (#)	Present Value of Accumulated Benefits (2) (3) ($)	Payments During Last Fiscal Year
Michael E. Szymanczyk,	Altria Retirement Plan	20.17	942,424	—
Chairman of the Board and Chief	Benefit Equalization Plan - Pre-2005	14.17	5,642,213	—
Executive Officer, Altria Group, Inc.	Benefit Equalization Plan - Post-2004	30.17	19,180,378	—
	Supplemental Management Employees’ Retirement Plan	20.08	2,596,402	—

David R. Beran,	Altria Retirement Plan	34.58	1,787,856	—
Vice Chairman, Altria Group, Inc. (as of January 1, 2011)	Benefit Equalization Plan - Pre-2005	28.58	2,484,057	—
	Benefit Equalization Plan - Post-2004	34.58	11,084,380	—

Martin J. Barrington,	Altria Retirement Plan	17.67	745,058	—
Vice Chairman, Altria Group, Inc.	Benefit Equalization Plan - Pre-2005	11.67	1,187,280	—
(as of January 1, 2011)	Benefit Equalization Plan - Post-2004	17.67	2,804,237	—

Denise F. Keane,	Altria Retirement Plan	34.00	1,743,040	—
Executive Vice President and	Benefit Equalization Plan - Pre-2005	28.00	2,980,180	—
General Counsel, Altria Group, Inc.	Benefit Equalization Plan - Post-2004	34.00	6,135,553	—

Craig A. Johnson,	Altria Retirement Plan	19.75	899,902	—
Executive Vice President,	Benefit Equalization Plan - Pre-2005	13.75	1,351,511	—
Altria Group, Inc.	Benefit Equalization Plan - Post-2004	19.75	5,067,631	—

(1)	As of December 31, 2010, each named executive officer’s total years of service with the Company was as follows: Mr. Szymanczyk, 22.00 years; Mr. Beran, 34.58 years; Mr. Barrington, 17.67 years; Ms. Keane, 34.00 years; and Mr. Johnson, 19.75 years. Years shown in this column are only those taken into account for benefit accrual purposes under the named plan. Additional years may count for purposes of vesting or early retirement eligibility. Differences between Mr. Szymanczyk’s total service and the credited service shown for each plan result from prior transfers between entities sponsoring the various plans or participation in the Supplemental Management Employees’ Retirement Plan (“SERP”), as described below. The SERP and Benefit Equalization Plan (the “BEP”) – Post-2004 present value shown for Mr. Szymanczyk includes $9,437,859 attributable to years of service credited in excess of his actual years of service and $0 attributable to the unreduced benefit described in the discussion of his SERP agreement below.

(2)

The amounts shown in this column are based on a single life annuity and otherwise use the same assumptions applied for year-end 2010 financial disclosure under FASB authoritative guidance relating to retirement benefits, except that (i) the BEP – Post-2004 amounts for Mr. Szymanczyk, Mr. Beran and Mr. Johnson are based on the lump sum required to purchase an annuity providing the after-tax equivalent of the post-2004 pension component of that plan assuming an annuity interest rate of 4.25%, (ii) the BEP amounts for Mr. Barrington and Ms. Keane are based on a lump sum form of payment assuming an interest rate of 4.25% and (iii) in accordance with SEC requirements, all benefits are assumed to commence at the earliest date on which, assuming continued employment, the individual would be eligible for benefits that are not reduced for early commencement. See Note 18 to our Consolidated Financial Statements in our 2010 Annual Report for a description of the financial accounting assumptions referred to above. As a result of payments previously made to or for certain employees, including our named executive officers, who were eligible for contributions to individual trusts, our liabilities or those of our operating subsidiaries under the BEP – Pre-2005 or the SERP will be less than shown in the table. Our liability for accrued BEP - Post-2004 pension benefits (and, for Mr. Szymanczyk, post-2004 additional benefits under the SERP) will also be less than that reflected in this column because it is also reduced by the portion of the accumulated value, at the employee’s retirement or other termination of employment, of prior Target Payments attributed to supplemental pension benefits. The amounts by which these prior payments reduce our liabilities will fluctuate over time with investment performance and as credits for the amounts previously paid are reduced to reflect payments to cover taxes on earnings on these amounts. For further discussion, see “Defined Benefit Plans” below.

(3)	In addition to the benefits reflected in this column, we generally provide a survivor income benefit (“SIB”) allowance to the surviving spouse and eligible children of an employee who dies while covered by the Altria Retirement Plan (“Retirement Plan”) and who retires prior to April 1, 2012. In the case of the death of a married employee who has begun receiving benefits, SIB payments to the surviving spouse are only available with respect to those plans under which payments are being made in the form of a single life annuity. The surviving spouse becomes entitled, four years after the employee’s death, to a SIB allowance equal to the amount the spouse would have received had the employee begun receiving monthly payments under the Retirement Plan (and, to the extent applicable, under the BEP and SERP) in the form of a joint and 50% survivor annuity.

The present values of such post-retirement SIB benefits for the named executive officers with spouses who would be eligible, assuming their spouses survived them, based on the same mortality and other assumptions used to derive the present values for pension plan benefits, are as follows: Mr. Szymanczyk, $303,552; Mr. Beran, $192,350; Ms. Keane, $26,320; and Mr. Johnson, $179,673. Mr. Barrington currently is not projected to be eligible for such SIB benefits. In the case of the pre-retirement death of a married employee prior to age 61, a pre-retirement death benefit in the form of a SIB allowance of 25% of the deceased employee’s base compensation may commence beginning four years after the employee’s death, if the surviving spouse has not remarried. This benefit is reduced by the amount of any pre-retirement survivor allowance payable to the surviving spouse under the Retirement Plan, BEP and SERP, and is generally payable in the form of a monthly annuity until the earlier of remarriage or the first day of the month in which the employee would have attained age 65. If the spouse has not remarried and the deceased employee had completed at least five years of service, the SIB allowance beginning after age 65 and payable for the life of the surviving spouse, when combined with the pre-retirement survivor allowance, is equal to the amount the surviving spouse would have received if the employee had continued to work to age 65 at the same base compensation in effect on the date of death, retired and began receiving payments under the Retirement Plan (and the BEP and the SERP, if applicable) in the form of a joint and 50% survivor annuity.

Defined Benefit Plans

Named executive officers, along with the majority of other salaried employees, participate in the Retirement Plan, a tax-qualified defined benefit pension plan. In addition, named executive officers and other executives participate in the BEP and the SERP, which are unfunded supplemental plans providing benefits in excess of those provided under the Retirement Plan. Additional information regarding the plans follows.

Retirement Plan

The majority of our salaried employees are covered by the Altria Retirement Plan, a funded tax-qualified non-contributory pension plan. Generally, salaried employees hired prior to January 1, 2008 with at least five years of service are eligible for an annual, lifetime pension benefit. The benefit for the majority of those plan participants, including all of our current named executive officers, is based on the following formula:

•	1.75% of the employee’s highest average annual compensation (annual base salary plus cash incentive) during a period of 60 consecutive months during the last 120 months of employment; minus

•	0.30% of such compensation up to the applicable Social Security covered compensation amount; times

•	years of credited service (up to a maximum of 35).

Social Security-covered compensation is generally an amount equal to the average of the Social Security taxable wage bases for the 35-year period that ends in the year the participant reaches Social Security Retirement Age.

For an employee who completes 30 years of service, this translates into providing payments equivalent to an annual pension of approximately 52.5% of annual compensation. This “replacement ratio” is approximately 61.25% for an employee with the maximum credited service of 35 years. This pension benefit amount is expressed as a single life annuity payable commencing at normal retirement age. The amount may be reduced as a result of permitted elections of continued payments to beneficiaries in the event of the employee’s death and/or for commencement of payments before attaining normal retirement age. Employees who terminate employment before age 55 with vested benefits may elect to commence payment of their accrued pensions after attaining age 55. For such employees, the election to commence payments before age 65 results in a reduction in the annual amount payable at a rate of 6% per year multiplied by the number of full and partial years by which benefit commencement precedes attainment of age 65. For employees who continue in employment until age 55 or older, the reduction for early commencement is 6% for each year and partial year by which the benefit commencement precedes age 60. Mr. Johnson and Mr. Barrington currently are eligible for such reduced early retirement benefits.

If an employee is at least age 55 or older with 30 years of service or age 60 or older with five years of service, the annuity immediately payable upon early retirement is 100% of that payable at normal retirement age. The result of becoming eligible for such an early retirement benefit is a substantial increase in the present value of the pension. Mr. Szymanczyk, Mr. Beran and Ms. Keane currently are eligible for such unreduced early retirement benefits.

BEP Pension

Tax laws applicable to the Retirement Plan limit the five-year average annual compensation that can be taken into account under that plan. As a result of these or certain other tax requirements, only a portion of the benefits calculated under the Retirement Plan described above can be paid to the named executive officers and a number of other employees from the Retirement Plan. To compensate for benefits that would be lost by the application of these tax limits, all of the named executive officers accrue supplemental pension benefits under the BEP (“BEP Pension”). BEP Pension accruals relating to periods after 2005 are paid in a lump sum following retirement. Distribution of the pre-2005 supplemental plan benefits are subject to the BEP Pension terms applicable on December 31, 2004.

During 2006, the Compensation Committee decided to limit pension benefits for executives in salary bands A and B. This decision altered pension benefits as follows: the annual cash incentive compensation considered for purposes of pension determinations as described above was limited to the lesser of either (i) actual annual cash incentive or (ii) annual cash incentive at an Annual Incentive Award rating of 100 and individual performance rating of “Exceeds.” This limitation does not apply to any executive who was age 55 or older at December 31, 2006. The current named executive officers subject to this limit are Mr. Beran, Mr. Barrington, Ms. Keane and Mr. Johnson. The 2010 annual incentive awards paid in early 2011 were $1,225,000 for Mr. Beran, $1,025,000 for Mr. Barrington, $1,000,000 for Ms. Keane and $850,000 for Mr. Johnson. Of these amounts, $802,197 for Mr. Beran, $740,223 for Mr. Barrington, $729,729 for Ms. Keane and $761,904 for Mr. Johnson will be recognized for purposes of future pension calculations. Also, in January 2008 the Compensation Committee provided that the present value of Mr. Szymanczyk’s accrued pension (tax-qualified and supplemental) would not exceed $30,000,000. Mr. Szymanczyk’s accrued pension as of December 31, 2010 is not affected by this maximum.

The amounts payable by Altria under the BEP Pension are determined taking into account certain payments made to the executives before 2008 in order to prevent duplicative benefit payments.

•

From 1996 through 2007, a number of our employees, including our named executive officers, received funding payments with respect to pre-2005 vested benefits that were made either to individual trusts established by the employee or directly to the employees themselves.

•

From 2005 through 2007, accruals under the BEP Pension ceased for a number of employees, including our named executive officers, and these employees received annual Target Payments that were calculated to approximate (after paying taxes on the payments) the after-tax value of the additional benefits they would have earned had they remained covered by the BEP Pension. Accruals under the BEP Pension commenced again effective January 1, 2008.

SERP

The SERP provides a framework for certain other retirement benefits that cannot be paid under the Retirement Plan because of tax limitations and are not covered by the BEP. The benefits provided under the SERP to any individual employee are determined in accordance with the provisions of an agreement between the individual and the Company. As with the BEP Pension, the SERP prevents duplicative benefits by taking into account the funding payments and Target Payments made to employees before 2008.

During 2002, we entered into a SERP agreement with Mr. Szymanczyk as a retention incentive. This incentive provided that if Mr. Szymanczyk continued employment until age 55, he would be credited with an additional five years of benefit service for all purposes and receive his pension benefit without reduction for early commencement of payments. For employment beyond age 55, he would be credited with two years of benefit service for each year of service until age 60. Mr. Szymanczyk attained age 60 in January 2009. Mr. Szymanczyk is the only named executive officer who participates in the SERP. Mr. Szymanczyk’s SERP benefit is included in determining the amount subject to the $30,000,000 limit noted above.

Non-Qualified Deferred Compensation

Name and Principal Position	Plan Name	Executive Contributions in 2010 ($)	Registrant Contributions in 2010 (1) ($)	Aggregate Earnings in 2010 (2) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance as of December 31, 2010 (3) ($)
Michael E. Szymanczyk,	Benefit Equalization
Chairman of the Board and Chief Executive Officer, Altria Group, Inc.	Plan	—	162,500	74,690	—	1,857,948
David R. Beran,	Benefit Equalization
Vice Chairman, Altria Group, Inc. (as of January 1, 2011)	Plan	—	87,898	29,864	—	714,365
Martin J. Barrington,	Benefit Equalization
Vice Chairman, Altria Group, Inc. (as of January 1, 2011)	Plan	—	78,598	27,586	—	664,529
Denise F. Keane,	Benefit Equalization
Executive Vice President and General Counsel, Altria Group, Inc.	Plan	—	77,273	29,177	—	719,090
Craig A. Johnson,	Benefit Equalization
Executive Vice President, Altria Group, Inc.	Plan	—	82,200	32,322	—	794,173

(1)	The amounts in this column consist of Company contributions to the non-qualified BEP for deferred profit-sharing purposes earned in 2010, which were credited to the participant’s account as of the last business day of February 2011.

(2)	The amounts in this column consist of amounts credited as earnings for 2010 on BEP account balances. These amounts do not constitute above-market earnings and are not included in amounts reported in the Summary Compensation Table.

(3)	The aggregate balances shown include allocations reported in the Summary Compensation Table for previous years for Mr. Szymanczyk, $1,073,425; for Mr. Beran, $159,124; for Mr. Barrington, $141,425; for Ms. Keane, $141,425; and for Mr. Johnson, $150,241. Additional allocations in years when these individuals were not named executive officers included in the Summary Compensation Table were: for Mr. Szymanczyk, $146,353; for Mr. Beran, $335,451; for Mr. Barrington, $327,024; for Ms. Keane, $349,253; and for Mr. Johnson, $385,586. As a result of payments made to trusts established by the named executive officers, as described in the narrative text below, our liabilities are less than the amounts shown in the table. Amounts credited for 2005 through 2007 under the 2008 amended BEP (including earnings adjustments on such amounts through December 31, 2007) are not reflected in the aggregate balances, because the BEP formula takes into account Target Payments previously made and reported. See the narrative text below for further information concerning the 2008 supplemental retirement plan changes.

Defined Contribution Plans

The named executive officers participate in the Company’s broad-based, tax-qualified defined contribution plan, the Deferred Profit-Sharing Plan for Salaried Employees (“DPS Plan”) and the deferred profit-sharing portion of the BEP (“BEP DPS”), the unfunded supplemental plan.

DPS Plan

The majority of our salaried employees are eligible for the tax-qualified DPS Plan. Under the DPS Plan, the Company makes a contribution on behalf of each eligible participant for each year. Participants may also defer up to 15 percent of their eligible compensation on a pre-tax or after-tax basis into the plan, subject to plan and tax-qualification limits. The Company contribution is determined by a formula relating to Altria’s consolidated earnings (but is capped at 15 percent of each DPS participant’s eligible compensation), which has generally resulted in the contribution for any participant (notwithstanding the tax law limit described below) equaling 15 percent of the participant’s eligible compensation for the year. For purposes of the DPS Plan, eligible compensation for named executive officers is the amount reported as salary in the Summary Compensation Table. Participants may receive their benefits under the DPS Plan upon termination of employment in a lump sum, as a deferred lump sum payment or in installments over a period of years not to exceed their life expectancy.

BEP DPS

The BEP DPS provides benefits that supplement those that are provided under the DPS Plan. Applicable tax laws limit the amount of compensation that can be taken into account under the DPS Plan for any year and impose other limits on the amounts that can be allocated to individuals. A participant whose salary was more than that amount or who was otherwise affected by tax law limits is entitled to an amount generally equal to the additional benefits the participant would have received under the DPS Plan but for the application of the tax law limits. Accordingly, bookkeeping accounts reflecting this additional amount have been maintained under the BEP DPS for the named executive officers and other affected participants. A further notional allocation is made annually to reflect the amount credited to the participant’s account under the BEP DPS assuming the account was invested in the Interest Income Fund maintained under the DPS Plan. The Interest Income Fund that was used as an earnings measure under the BEP DPS is invested in a variety of high-quality fixed-income instruments with strong credit ratings and, for 2010, produced earnings at a rate of approximately 3.39%. BEP DPS allocations relating to periods after 2005 are paid in a lump sum following retirement. Distribution of the pre-2005 supplemental plan benefits is subject to the BEP DPS terms applicable on December 31, 2004.

As with the BEP Pension benefit, between 1996 and 2007, our named executive officers and other executive officers received payments that were made directly to them or to individual trusts and that offset the pre-2005 BEP DPS allocations. When BEP Pension and SERP accruals ceased for 2005 through 2007, BEP DPS allocations ceased as well, and the named executive officers and other officers received Target Payments for 2005 through 2007 in lieu of BEP DPS allocations. The reinstated BEP that was effective January 1, 2008 also included reinstatement of the BEP DPS. As is noted above, the amounts payable by Altria under the BEP DPS are determined taking into account Target Payments made to executives before 2008 in order to prevent duplicative benefits payments.

Payments Upon Change in Control or Termination of Employment

We do not have individual employment, severance or change in control agreements with any of our named executive officers. The following arrangements apply in the event of a change in control or certain terminations of employment.

Change in Control Payments

Under the terms of our shareholder-approved 2005 and 2010 Performance Incentive Plans that apply to all participants including our NEOs, a change in control of the Company would have the following consequences:

•	all stock options and stock appreciation rights would become fully vested and exercisable;

•	the restrictions on outstanding restricted stock or deferred stock would lapse;

•	unless otherwise determined by the Compensation Committee, awards of the types described in the above two bullets would be cashed out at the change in control price;

•	fully earned but unpaid incentive awards would become payable; and

•

annual and long-term incentive awards for performance cycles not yet completed as of the change in control date would become payable based on a proration (the number of full or partial months divided by the total number of months in the performance cycle) of the maximum award opportunity for the cycle.

For these purposes, a change in control occurs: (i) upon an acquisition of 20% or more of either our outstanding common stock or the voting power of our outstanding voting securities by an individual or entity, excluding certain acquisitions involving us or our affiliates or where our beneficial owners continue to meet certain ownership thresholds, coupled with, under the 2010 Performance Incentive Plan, the election to the Board of at least one individual determined in good faith by a majority of the then serving members of the Board to be a representative or associate of such individual or entity; (ii) when members of our Board, or members thereafter nominated or elected by such members, cease to constitute a majority of our Board; (iii) upon certain reorganizations, mergers, share exchanges, and consolidations involving us; or (iv) upon our liquidation or dissolution, or sale of substantially all of our assets, with limited exceptions.

The amounts that would have become payable on a change in control of the Company, as of December 31, 2010, were as follows:

Name	Unvested Deferred and Restricted Stock (1)	Completed 2010 Annual Incentive Cycle (2)	2008-2010 Long-Term Incentive Cycle (3)	Total
Michael E. Szymanczyk	$19,561,526	$9,200,000	$17,800,000	$46,561,526
David R. Beran	$9,173,535	$4,600,000	$8,900,000	$22,673,535
Martin J. Barrington	$7,725,140	$4,600,000	$8,900,000	$21,225,140
Denise F. Keane	$7,039,228	$4,600,000	$8,900,000	$20,539,228
Craig A. Johnson	$6,121,073	$4,600,000	$8,900,000	$19,621,073

(1)	Assumes the change in control price is equal to the closing market price of Altria common stock of $24.62 on December 31, 2010.

(2)	Assumes the maximum award payable under the annual incentive cash award program in accordance with the Section 162(m) formula approved by the Compensation Committee.

(3)	Assumes the maximum award payable under the 2008-2010 LTIP in accordance with the Section 162(m) formula approved by the Compensation Committee.

Benefits payable under our retirement plans are discussed above. None of those plans nor any other related agreements provide our named executive officers with an additional enhancement, early vesting or other benefit in the event of a change in control or termination of employment, except for certain plan provisions applicable to all plan participants that in the event of a change in control ensure vesting and continuation of profit-sharing contributions for the year of a change in control and the following two years. All named executive officers were already fully vested. Similarly, no special provisions apply to named executive officers with respect to continued medical, life insurance or other insurance coverage following termination of employment whether or not in connection with a change in control.

Termination Payments

In the event of involuntary separation, other than for cause, due to reduction in work force or unsatisfactory work performance, our salaried employees, including all of our named executive officers, are eligible for severance benefits under the Severance Pay Plan for Salaried Employees (“Severance Plan”). The Severance Plan provides for severance pay (based on base salary) and continuation of certain benefits of up to 12 months depending on years of service. In order to be eligible for any of these benefits, the employee must execute a general release of claims. Periods for which employees are entitled to severance payments may be counted toward vesting and eligibility for purposes of the Retirement Plan as well as post-retirement medical coverage.

AUDIT COMMITTEE MATTERS

Audit Committee Report for the Year Ended December 31, 2010

To Our Shareholders:

Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal accounting control. The Audit Committee monitors the Company’s financial reporting processes and systems of internal accounting control, the independence and the performance of the independent registered public accounting firm and the performance of the internal auditors.

The Audit Committee has received representations from management that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee has discussed with the independent registered public accounting firm their evaluation of the accounting principles, practices and judgments applied by management, and the Audit Committee has discussed any items required to be communicated to it by the independent registered public accounting firm in accordance with regulations promulgated by the SEC and the Public Company Accounting Oversight Board and standards established by the American Institute of Certified Public Accountants and the Independence Standards Board.

The Audit Committee has received from the independent registered public accounting firm written disclosures and a letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence from the Company and its management. The Audit Committee has pre-approved all fiscal year 2010 audit and permissible non-audit services provided by the independent registered public accounting firm and the fees for those services. As part of this process, the Audit Committee has reviewed the audit fees of the independent registered public accounting firm. It has also reviewed non-audit services and fees to assure compliance with regulations prohibiting the independent registered public accounting firm from performing specified services that might impair their independence as well as compliance with the Company’s and the Audit Committee’s policies.

The Audit Committee discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope of and plans for their respective audits. The Audit Committee has met with the internal auditors and the independent registered public accounting firm, separately and together, with and without management present, to discuss the Company’s financial reporting processes and internal control over financial reporting. The Audit Committee has reviewed significant audit findings prepared by the independent registered public accounting firm and those prepared by the internal auditors, together with management’s responses.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board the inclusion of the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

Audit Committee:

George Muñoz, Chair

John T. Casteen III

Thomas F. Farrell II

Thomas W. Jones

The information contained in the report above shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C or the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent specifically incorporated by reference therein.

Independent Registered Public Accounting Firm’s Fees

Audit Fees

Aggregate fees, including out-of-pocket expenses, paid to our independent registered public accounting firm, PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”), were comprised of the following (in millions):

	2010 Actual	2009 Actual
Audit Fees (1)	$5.0	$5.0
Audit-Related Fees (2)	0.8	0.9
Tax Fees (3)	1.2	0.6
All Other Fees (4)	0.0	0.4

TOTAL	$7.0	$6.9

(1)	Fees and expenses associated with professional services rendered by PricewaterhouseCoopers in connection with (i) the audit of the Company’s consolidated financial statements and internal control over financial reporting, including statutory audits of the financial statements of the Company’s affiliates; (ii) reviews of the Company’s unaudited condensed consolidated interim financial statements; and (iii) reviews of documents filed with the SEC.

(2)	Fees and expenses for professional services rendered by PricewaterhouseCoopers for audit-related services, which include employee benefit plan audits, accounting consultations and procedures relating to various other audit and special reports and, in 2009, due diligence related to acquisitions and divestitures.

(3)	Fees and expenses for professional services rendered by PricewaterhouseCoopers in connection with U.S. and foreign tax compliance and planning, and consultation and advice on tax examinations.

(4)	Fees and expenses in 2009 relating to licensing fees for accounting research and internal audit documentation software and other miscellaneous professional services, which related primarily to acquisitions and related integration activities. There were no “Other Fees” in 2010.

Pre-Approval Policy

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is detailed as to the particular service or category of service and is subject to a specific budget. The Audit Committee requires the independent registered public accounting firm and management to report on the actual fees charged for each category of service at Audit Committee meetings throughout the year.

During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent registered public accounting firm. The Audit Committee has delegated pre-approval authority to the Chair of the Audit Committee for those instances when pre-approval is needed prior to a scheduled Audit Committee meeting. The Chair of the Audit Committee must report on such approvals at the next scheduled Audit Committee meeting.

RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected PricewaterhouseCoopers as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011 and has directed that management submit such selection to shareholders for ratification at the Annual Meeting. Representatives of PricewaterhouseCoopers are expected to be present at the meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Shareholder ratification of the selection of PricewaterhouseCoopers as the Company’s independent registered public accounting firm is not required by the Company’s By-Laws or otherwise. However, we are submitting the selection of PricewaterhouseCoopers to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain PricewaterhouseCoopers. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it is determined that such a change would be in the best interests of the Company and its shareholders.

The Board recommends a vote FOR the ratification of the selection of PricewaterhouseCoopers, and proxies received by the Company will be so voted unless shareholders specify a contrary choice in their proxies.

ADVISORY VOTE ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and related regulations provide shareholders with an advisory (non-binding) vote on the compensation of the Company’s named executive officers, as such compensation is disclosed in this Proxy Statement. The Company recommends that shareholders approve and support the decisions pertaining to the compensation of the Company’s named executive officers and the Company’s executive compensation programs because they successfully align the interests of the Company’s named executive officers with the interests of our shareholders by promoting the Company’s Mission and business strategies, rewarding the successful execution of those strategies in a fair and disciplined manner and supporting the ability to attract, develop and retain world-class leaders.

This alignment of interests was demonstrated during the compensation performance periods ending in 2010. Through the leadership of our named executive officers, the Company achieved considerable success during these periods and its shareholders benefited from that success through solid total shareholder return and adjusted diluted earnings per share growth as well as increased dividends. Please see the Compensation Discussion and Analysis (“CD&A”) of this Proxy Statement beginning at page 30 for a more detailed description of the Company’s pay for performance alignment.

The Company also encourages shareholders to review carefully the CD&A and accompanying compensation tables and narrative discussion for a full description of the Company’s executive compensation programs and decisions. In addition to setting forth the compensation of our named executive officers, the CD&A presents in detail various important aspects of the Company’s programs such as those listed below.

The Company encourages shareholders to take these important considerations into account when voting on this proposal.

•

A significant portion of our named executive officers’ compensation consists of “at risk” variable compensation. Executives at higher organizational levels have a higher corresponding proportion of their compensation “at risk.” For example, in 2010 approximately 85% of our Chairman and Chief Executive Officer’s compensation net of benefits consists of “at risk” variable compensation.

•

The Company’s compensation of its named executive officers reflects a mix of annual and long-term compensation to reward appropriately the achievement of both annual goals and objectives and long-term performance aspirations. The long-term compensation programs specifically encourage long-term focus by establishing a three-year performance cycle for our long-term cash incentive plan and a minimum three-year vesting period for restricted stock awards.

•

The Company’s program design also reflects a mix of cash and equity compensation that seeks to discourage actions that are solely driven by our stock price to the detriment of strategic goals and to minimize the potential dilutive nature of equity compensation on shareholder value.

•	The Company establishes and discloses multiple performance measures for both its annual and long-term incentive plans.

•

The Compensation Committee regularly reviews the Company’s executive compensation programs. This includes review of program objectives and design and review of extensive benchmarking data on executive compensation generally as well as the compensation of our Chairman and Chief Executive Officer.

•

The Company has a clawback policy providing for the adjustment or recovery of compensation if there is a restatement of the Company’s financial statements and a resulting finding that an executive has received more compensation than would have been paid absent the incorrect financial statements.

•	The Company does not pay tax gross-ups with respect to retirement, severance or change-in-control payments.

•	The Company does not presently enter into any employment agreements with its named executive officers.

•

The Company has established stock ownership guidelines under which executives are expected to hold common stock until their termination of employment in an amount equal to a multiple of their base salary as determined by their position. For example, our Chairman and Chief Executive Officer is expected to hold a number of shares equal to 12 times his base salary.

•

The Company engages with shareholders on the issue of executive compensation. In an investor survey conducted at the Compensation Committee’s request in late 2009 by an independent third party, a significant majority of survey participants expressed satisfaction with our executive compensation strategy, key design principles and the compensation elements surveyed.

Shareholders are being asked to vote on the following resolution:

“RESOLVED, that shareholders of Altria Group, Inc. approve on an advisory basis the compensation of the Company’s named executive officers, as described in the Compensation Discussion and Analysis section of this Proxy Statement, the compensation tables, related footnotes and narrative discussion.”

For the foregoing reasons, the Board recommends that shareholders vote “FOR” this proposal. Proxies received by the Company will be so voted unless shareholders specify a contrary choice in their proxies.

This vote is not binding upon the Company, the Board or the Compensation Committee. Nevertheless, the Compensation Committee values the opinions expressed by shareholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.

ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

The Dodd-Frank Act and related regulations also provide shareholders with an advisory (non-binding) vote as to whether future advisory votes on the compensation of the Company’s named executive officers (such as the vote on page 72 of this Proxy Statement) should occur every one, two or three years.

The Board recognizes that companies, shareholders, shareholder advisors and others hold divergent views as to the appropriate frequency of future advisory votes on compensation. Consequently, the Board is not making a recommendation as to how shareholders should vote on the frequency of future advisory votes on the compensation of the Company’s named executive officers. Instead, the Board has decided to await and consider carefully the perspective of the Company’s shareholders as communicated through this advisory vote.

When deciding how to vote on this matter, we think it important that shareholders take the following into account:

•

As we outlined in the CD&A, the Long-Term Incentive Plan is an important element of the Company’s executive compensation program. The Long-Term Incentive Plan is based on a three-year end-to-end performance cycle that results in a payment to participants once every three years, after the Compensation Committee has assessed Company and individual performance during the full performance cycle. We believe that this approach is consistent with our strategic planning process and has been highly effective in the Company’s retention of world-class leadership.

•

A three-year interval between advisory votes, therefore, affords shareholders with an opportunity to assess our complete executive compensation program by providing a three-year view of Company performance and allowing shareholders to compare a full three years of executive compensation with that performance. Shareholders have this opportunity this year as they consider the first advisory resolution on the compensation of the Company’s named executive officers.

•	An annual or bi-annual shareholder vote would be based on a partial view of the results of the Company’s strategic planning process and the full executive compensation program.

In considering their vote, shareholders may wish to review the information included in the CD&A and accompanying compensation tables and narrative discussion.

Shareholders are being asked to vote on the following resolution, indicating their preference among the choices on the frequency of future advisory votes on the compensation of the Company’s named executive officers. Shareholders may also abstain from voting.

“RESOLVED, that an advisory vote of the shareholders of Altria Group, Inc. to approve on an advisory basis the compensation of the Company’s named executive officers shall be held at an annual meeting of shareholders, beginning with the 2011 Annual Meeting of Shareholders, (i) every 3 years, (ii) every 2 years, or (iii) every year.”

This vote is not binding upon the Company, the Board or the Compensation Committee. Nevertheless, the Board values the opinions expressed by shareholders in their vote on this proposal and will consider the outcome of the vote when determining the frequency of the future advisory votes on the compensation of the Company’s named executive officers.

SHAREHOLDER PROPOSAL

PROPOSAL – ADDRESS CONCERNS REGARDING TOBACCO FLAVORING

The Province of St. Joseph of the Capuchin Order, 1015 North Ninth Street, Milwaukee, Wisconsin 53233, claiming beneficial ownership of common stock with a market value of $2,000, together with five co-proponents, submitted the proposal set forth below. The names, addresses, and shareholdings of the co-proponents will be furnished upon request made to the Secretary of the Company. The Company is not responsible for the content of the shareholder proposal, which is printed below exactly as it was submitted.

WHEREAS, in November, 2010 the Conference of the Parties (COP) to the WHO Framework Convention on Tobacco Control met. This included representatives of Altria. A key element for discussion involved Article 9 involving regulation of the contents of tobacco products. According to Taco Tuinstra, Editor-in-Chief of the industry magazine, Tobacco Reporter, “the term ‘contents of tobacco products’ is generally understood to refer to tobacco flavors.” He adds “Disturbingly, many in the public health community appear unable to unwilling to distinguish between characterizing and noncharacterizing flavors.”

His editorial seems to support the banning of certain additional characterizing flavors that “make cigarettes more attractive to children and thus contribute to smoking uptake.”

The United States Food and Drug Administration has shown that the smoking of flavored cigarettes is far more popular among younger people than among older people. It also noted that a March, 2008 poll that found that one in five youngsters between 12-17 had seen flavored tobacco products or ads, while only one in 10 adults reported having seen them. It also showed evidence that youth between 13-18, 52% of smokers who had heard of flavored cigarettes reported interest in trying them and nearly 60% thought that flavored cigarettes would taste better than regular cigarettes.”

The FDA also has stated that an important way to reduce the death and disease caused by smoking is to prevent children and adolescents from starting to smoke. Studies have shown that 17 year old smokers are three times as likely to use flavored cigarettes as are smokers over the age of 25. In addition to being more attractive to young people, flavored products make it easier for new smokers to start smoking by masking the unpleasant flavor of tobacco. Studies have also demonstrated that young people believe that flavored tobacco products are safer than unflavored tobacco products.

RESOLVED, that, because youth initiation of tobacco products is influenced by their flavoring, shareholders request that, within six months of Altria’s annual meeting, the Board of Directors move to ensure that Altria stops the production of any of its tobacco products with characterizing flavoring added, as well as their distribution and their marketing, unless and until it can be proven by independent and evidence-based research that such added characterizing flavors do not contribute significantly to youth initiation of tobacco use.

Supporting Statement

Characterizing flavored tobacco products are just as addictive and contain the same types of harmful effects as regular tobacco products. Removing these flavored products from the market is important because it removes an avenue used by young people to begin regular tobacco use. Altria management says it does not want to influence young people to use its tobacco products. The FDA has said that the removal from the market of tobacco products that contain certain characterizing flavors is an important step in our Nation’s efforts to reduce the burden of illness and death caused by tobacco products. Support for this resolution will he an important step in ensuring that this goal can be achieved.

The Board recommends a vote AGAINST this proposal.

This proposal is not in the best interests of the Company or its shareholders. Today, millions of adult tobacco consumers prefer tobacco products offered in a wide range of flavor varieties. These preferences reflect a long history of adult tobacco consumer interest in widely accepted products such as menthol cigarettes and flavor varieties in other tobacco products. Voluntary removal of such tobacco products would deprive adult tobacco consumers of products they prefer and place the Company’s tobacco subsidiaries at a competitive disadvantage. In addition, the Company’s tobacco subsidiaries do not manufacture or sell any cigarettes with characterizing flavors other than tobacco or menthol. The Company believes that existing tobacco regulations, together with the Company’s tobacco subsidiaries’ responsible marketing practices, directly and adequately address the concerns raised in this proposal.

In June 2009, Congress granted the U.S. Food and Drug Administration (“FDA”) broad authority to regulate tobacco products through legislation that the Company and its tobacco subsidiaries supported. This legislation included a general ban on cigarettes with characterizing flavors, but provided an exception for menthol cigarettes and imposed no bans on characterizing flavors in smokeless tobacco products. In making these decisions, Congress was mindful that bans or restrictions on products in wide use among adult tobacco consumers could lead to unintended consequences such as the creation of black markets for banned products, which can in turn undermine public health or other policy objectives. Congress instead directed the FDA to consider product regulations in the context of a regulatory process that is based on sound information and scientific evidence.

Kids should not smoke or use any tobacco products. Existing tobacco regulations, at the federal, state and local levels, include significant restrictions on the sale of tobacco products to underage purchasers. The FDA legislation, for example, establishes a national minimum age of 18 for the sale of cigarettes and smokeless tobacco products and prohibits “self-service” displays of cigarettes and smokeless tobacco products except in adult-only facilities. Moreover, all fifty states and many local jurisdictions have laws that prohibit the sale of tobacco products to minors.

The Company’s tobacco subsidiaries already take steps they believe address the issue of underage tobacco use in significant ways. For example, the Company’s tobacco subsidiaries are committed to responsibly marketing their products to adult tobacco consumers by focusing their marketing efforts on two primary channels: direct communications to adult tobacco consumers and communications at retail, where adult consumers make their final purchase decision. Direct communications, such as direct mail, consumer websites and consumer engagement activities, are limited to adult tobacco consumers verified to be 21 years of age or older. Each tobacco company also offers retail programs with requirements and financial incentives to address how their tobacco products are displayed and sold. Specifically, participating retailers are required to display age-verification signage and train store employees on how to prevent underage tobacco sales. According to several studies, underage tobacco use has declined significantly since the mid-1990s, but continued focus is required.

The Company’s tobacco subsidiaries take seriously the issue of underage tobacco use. The Company believes that its tobacco subsidiaries’ current efforts and the regulatory oversight of the FDA are a more appropriate way to address the concerns raised by this proposal than voluntary removal of legal products that have significant adult tobacco consumer interest.

For these reasons, the Board recommends a vote AGAINST this proposal, and proxies received by the Company will be so voted unless shareholders specify a contrary choice in their proxies.

RELATED PERSON TRANSACTIONS AND CODE OF CONDUCT

The Board has adopted a Policy on Related Person Transactions that requires the Company’s executive officers, directors and nominees for director to promptly notify the Corporate Secretary in writing of any transaction in which (i) the amount exceeds $120,000, (ii) the Company is, was, or is proposed to be a participant and (iii) such person or such person’s immediate family members (“Related Persons”) has had or may have a direct or indirect material interest (a “Related Person Transaction”). Subject to certain exceptions delineated in the policy, Related Person Transactions must be brought to the attention of the Nominating, Corporate Governance and Social Responsibility Committee or any other Committee designated by the Board that is comprised solely of independent directors for an assessment of whether the transaction or proposed transaction should be permitted to proceed. In deciding whether to approve or ratify the Related Person Transaction, the Committee is required to consider all relevant facts and circumstances, including without limitation the materiality of the Related Person’s direct or indirect interest in the Related Person Transaction, the materiality of the Related Person Transaction to the Company, the impact of the Related Person Transaction on the Related Person, the impact of the Related Person Transaction on the Related Person’s independence (as defined in the Corporate Governance Guidelines and the New York Stock Exchange Listing Standards) and the actual or apparent conflict of interest of the Related Person participating in the Related Person Transaction. If the designated Committee determines that the Related Person has a direct or indirect material interest in any such transaction, the Committee must review and approve, ratify or disapprove the Related Person Transaction. This policy is available on the Company’s website at www.altria.com.

In 2010, a subsidiary of the Company made $2.7 million in cash and in-kind charitable contributions to the University of Virginia (the “University”) as part of a $25 million pledge made in 2006. The pledge reflects a long-standing relationship between the Company and the University including employment recruiting and charitable donations. Also in 2010, the Company or its subsidiaries (i) made certain other charitable donations to the University, including contributions under the Company’s matching gift program, in an aggregate amount of $179,356 and (ii) made ordinary course trade payments to the University in the aggregate amount of $263,075 on terms comparable to those provided to unrelated third parties. The sum of these 2010 contributions and payments represent less than 2% of the University’s consolidated gross revenues in its latest completed fiscal year. Mr. Casteen, who was elected to the Board on February 22, 2010, is a former President of the University, having retired from that position on August 1, 2010. He now serves as President Emeritus of the University. Mr. Casteen’s daughter-in-law, Laura Casteen, is employed by the University as an assistant vice president. In addition, Governor Baliles’s employer, the Miller Center of Public Affairs, is affiliated with the University and Mr. Farrell is a trustee of the University’s College at Wise.

Laura M. Marchese, the daughter of Linda M. Warren, the Company’s Vice President and Controller, is employed by a Company subsidiary in a non-executive position and was paid salary and incentive compensation of $137,150 in 2010.

The Nominating, Corporate Governance and Social Responsibility Committee has reviewed and ratified the foregoing transactions.

In addition to the Related Person Transactions Policy discussed above, the Company’s Code of Business Conduct and Ethics for Directors (“Director Code”) and Code of Conduct (“Code of Conduct”) – both of which are available on the Company’s website – have specific provisions addressing actual and potential conflicts of interest. The Director Code specifies: “Our directors have an obligation to act in the best interest of the Company. All directors should endeavor to avoid situations that present a potential or actual conflict between their interest and the interest of the Company.” The Director Code defines conflict of interest to include any instance in which (i) a person’s private interest interferes in any way, or even appears to interfere, with the interest of the Company, including its subsidiaries and affiliates; (ii) a director or a director’s family member takes an action or has an interest that may make it difficult for that director to perform his or her work objectively and effectively and (iii) a director (or his or her family member) receives improper personal benefits as a result of the director’s position in the Company. Similarly, the Code of Conduct requires all officers and employees of the Company to avoid situations where the officer’s or employee’s “personal, financial or other activity or relationship affects our ability to make loyal and objective business decisions on behalf of our companies.” The Code of Conduct lists specific types of transactions that might create an actual or apparent conflict of interest and provides guidance on how each situation must be handled.

AVAILABILITY OF FORM 10-K AND ANNUAL REPORT TO SHAREHOLDERS

We are required to provide an Annual Report to shareholders who receive this Proxy Statement. We will also provide copies of the Annual Report to brokers, dealers, banks, voting trustees and their nominees for the benefit of their beneficial owners of record. Additional copies of the Annual Report, along with copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 (not including exhibits and documents incorporated by reference), are available in print, free of charge, to shareholders requesting a copy by writing to: Corporate Secretary, Altria Group, Inc., 6601 West Broad Street, Richmond, Virginia 23230. You may review the Company’s filings with the SEC by visiting our website at www.altria.com.

OTHER MATTERS

Management knows of no other business that will be presented to the meeting for a vote. If other matters properly come before the meeting, the persons named as proxies will vote on them in accordance with their best judgment.

The cost of this solicitation of proxies will be paid by the Company. In addition to the use of the mail, some of the officers and regular employees of the Company may solicit proxies by telephone and will request brokerage houses, banks and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of common stock held of record by such persons. The Company will reimburse such persons for expenses incurred in forwarding such soliciting material. It is contemplated that additional solicitation of proxies will be made in the same manner under the engagement and direction of D.F. King & Co., Inc., 48 Wall Street, New York, NY 10005, at an anticipated cost of $24,000, plus reimbursement of out-of-pocket expenses.

2012 ANNUAL MEETING

Shareholders wishing to suggest candidates to the Nominating, Corporate Governance and Social Responsibility Committee for consideration as directors must submit a written notice to the Corporate Secretary of the Company. The Nominating, Corporate Governance and Social Responsibility Committee will consider any nominee properly presented by a shareholder and will make a recommendation to the Board. After full consideration by the Board, the shareholder presenting the nomination will be notified of the Board’s conclusion.

The Company’s By-Laws set forth the procedures a shareholder must follow to nominate directors or to bring other business before shareholder meetings. For a shareholder to nominate a candidate for director at the 2012 Annual Meeting, presently anticipated to be held on May 17, 2012, notice of the nomination must be received by the Company between November 10 and December 10, 2011. The notice must describe various matters regarding the nominee, including name, address, occupation and shares held. For a shareholder to bring other matters before the 2012 Annual Meeting and to include a matter in the Company’s Proxy Statement and proxy for that meeting, notice must be received by the Company within the time limits described above. The notice must include a description of the proposed business, the reasons therefore and other specified matters.

Any shareholder wishing to present a proposal to be acted upon at the 2012 Annual Meeting and include such proposal in the Company’s Proxy Statement and proxy in accordance with Rule 14a-8 of the Securities Exchange Act of 1934, as amended, must ensure that the proposal is received by the Company no later than December 10, 2011.

In each case, the notice must be timely given to the Corporate Secretary of the Company, whose address is 6601 West Broad Street, Richmond, Virginia 23230. Any shareholder desiring a copy of the Company’s By-Laws (which are posted on our website www.altria.com) will be furnished one without charge upon written request to the Corporate Secretary.

W. Hildebrandt Surgner, Jr.

Corporate Secretary

April 8, 2011

ALTRIA GROUP, INC.

NOTICE OF

ANNUAL MEETING OF SHAREHOLDERS

THURSDAY, MAY 19, 2011

AND PROXY STATEMENT

MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6		000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext
You can vote by Internet or telephone! Available 24 hours a day, 7 days a week! Proxies submitted by Internet or telephone must be received by 11:59 p.m., EDT, on May 18, 2011.
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Vote by Internet • Log on to the Internet and go to www.investorvote.com/altria • Follow the steps outlined on the secured website.

Vote by telephone

•  Within USA, US territories & Canada, call toll free 1-800-652-VOTE (8683) on a touch tone telephone. There is NO CHARGE to you for the call.

•  Outside USA, US territories & Canada, call 1-781-575-2300 on a touch tone telephone. Standard rates will apply.

•  Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE AFTER COMPLETING, SIGNING AND DATING.  ▼

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This proxy when properly executed will be voted as specified. If no specification is made, this proxy will be voted FOR the election of directors, FOR the ratification of the selection of independent registered public accounting firm, FOR the compensation of the Company’s named executive officers, ABSTAIN on the frequency of future advisory votes on the compensation of the Company’s named executive officers and AGAINST the shareholder proposal.	Ë

A	Election of Directors (see below): The Board of Directors recommends a vote FOR the listed nominees.

1.	Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain

	01 - Elizabeth E. Bailey	☐	☐	☐	04 - Dinyar S. Devitre	☐	☐	☐	07 - George Muñoz	☐	☐	☐
	02 - Gerald L. Baliles	☐	☐	☐	05 - Thomas F. Farrell II	☐	☐	☐	08 - Nabil Y. Sakkab	☐	☐	☐
	03 - John T. Casteen III	☐	☐	☐	06 - Thomas W. Jones	☐	☐	☐	09 - Michael E. Szymanczyk	☐	☐	☐
B	Proposals: The Board of Directors recommends a vote FOR Proposals 2 and 3 and makes no recommendation on Proposal 4.						The Board of Directors recommends a vote AGAINST Proposal 5.
					For Against Abstain					For	Against	Abstain

2.	Ratification of the Selection of Independent Registered Public Accounting Firm				☐ ☐ ☐		5. Shareholder Proposal - Address Concerns Regarding Tobacco Flavoring			☐	☐	☐

3.	Advisory vote on the compensation of the Company’s named executive officers				☐ ☐ ☐
1 Yr 2 Yrs 3 Yrs Abstain

4.	Advisory vote on the frequency of future advisory votes on the compensation of the Company’s named executive officers				☐ ☐ ☐ ☐

C	Authorized Signatures — Date and Sign Below.
Please sign this proxy exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, administrator, trustee or guardian, please give full title as such. The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

ALTRIA GROUP, INC.

2011 ANNUAL MEETING OF

SHAREHOLDERS

Thursday, May 19, 2011

9:00 A.M.

The Greater Richmond Convention Center

403 North 3rd Street

Richmond, VA 23219

In order to attend the Meeting you must submit a written request for an admission ticket. To request an admission ticket, please follow the instructions set forth in the accompanying proxy statement in response to question 6.

It is important that your shares are represented at this Meeting, whether or not you attend the Meeting in person. To make sure your shares are represented, we urge you to vote your shares over the Internet OR the telephone in accordance with the instructions provided on the reverse side OR by completing and mailing this proxy card.

Sign Up Today For Electronic Delivery

If you prefer to receive your future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet, sign up today at www.computershare.com/altria/ecomms.

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE AFTER COMPLETING, SIGNING AND DATING.  ▼

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Altria Group, Inc.

Proxy Solicited on Behalf of the Board of Directors

Annual Meeting May 19, 2011

Michael E. Szymanczyk and Denise F. Keane, and each of them, are appointed attorneys, with power of substitution, to vote, as indicated on the matters set forth on the reverse hereof and in their discretion upon such other business as may properly come before the meeting, all shares of Common Stock held by the undersigned in Altria Group, Inc. (the “Company”) at the Annual Meeting of Shareholders to be held at the Greater Richmond Convention Center, May 19, 2011, at 9:00 a.m., and at all adjournments thereof.

This card also serves to instruct the administrator of the Company’s Direct Stock Purchase and Dividend Reinvestment Plan and the trustee of each defined contribution plan sponsored by the Company or any of its subsidiaries how to vote shares held for a participant in any such plan. Unless your proxy for your defined contribution plan shares is received by May 16, 2011, the trustee of such defined contribution plan will vote your plan shares in the same proportion as those plan shares for which instructions have been received.

If you have voted by Internet or telephone, please DO NOT mail back this proxy card.

THANK YOU FOR VOTING